UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12

INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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INTEGRATED DEVICE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2014

We will hold the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), on Tuesday, September 16, 2014, at 9:30 a.m., local time, at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California, for the following purposes:

1.	To elect John Schofield, Umesh Padval, Gordon Parnell, Donald Schrock, Ron Smith, Ph.D., Norman Taffe, and Gregory Waters as members of our Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the proxy statement accompanying this notice (the “Proxy Statement”) pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”);

3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 29, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement. Stockholders of record on July 23, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

The majority of the Company’s outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. You may also vote online at http://www.envisionreports.com/idti. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

San Jose, California

July 25, 2014

By Order of the Board of Directors

/s/ Matthew D. Brandalise

Matthew D. Brandalise Secretary

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE ONLINE AT HTTP://WWW.ENVISIONREPORTS.COM/IDTI.

INTEGRATED DEVICE TECHNOLOGY, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

July 25, 2014

The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the “Company”), for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, September 16, 2014, at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138. Only holders of record of the Company’s common stock as of the close of business on July 23, 2014 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 149,268,690 shares of common stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about August 4, 2014. An Annual Report on Form 10-K with an Annual Report Wrap for the fiscal year ended March 30, 2014 are being mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders of record as of the Record Date. The Annual Report on Form 10-K and the Annual Report Wrap are not incorporated by reference into this Proxy Statement and are not considered proxy solicitation material.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Holders of the Company’s common stock are entitled to one vote for each share held as of the Record Date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. In such an event, the proxy holder may allocate among the director nominees, if more than one, the votes represented by proxies in the proxy holder’s sole discretion.

The directors in Proposal No. 1 will be elected by a plurality of the votes cast. Abstentions will have no effect with regard to Proposal No. 1, because approval of a percentage of shares present or outstanding is not required for Proposal No. 1. Broker non-votes will have no effect on the outcome of Proposal No. 1. Proposal Nos. 2 and 3 each require for approval the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions have the same effect as a vote against Proposal Nos. 2 and 3. Broker non-votes will have no effect on the outcome of Proposal Nos. 2 and 3.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked prior to the vote) will be voted at the Annual Meeting: (1) FOR the election of the director nominees listed in Proposal No. 1; (2) FOR the approval, on a non-binding, advisory basis, of the executive compensation of our named executive officers (“NEOs”) in Proposal No. 2 (“Say-on-Pay”); and (3) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in Proposal No. 3.

Because the vote on Proposal No. 2 is advisory, it will not be binding on the Board of Directors, the compensation committee of the Board of Directors or IDT. With respect to Proposal No. 2, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain officers or employees of the Company and/or its agents may also solicit proxies by mail, telephone and facsimile or in person. No additional compensation will be paid to such officers, regular employees or agents of the Company for such services. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

REVOCABILITY OF PROXIES

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked prior to the vote and exercise of the proxy by: (i) a written notice delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy that is signed by the person who signed the earlier proxy and that is presented at the Annual Meeting or (iii) attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming such stockholder’s beneficial ownership of the shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may submit to the Board of Directors proposals to be considered for inclusion in next year’s proxy statement for the Annual Meeting in 2015. Your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, and must be received no later than March 30, 2015; provided, however, that if the date of our 2015 Annual Meeting is not within 30 days before or after September 16, 2015, then your proposal must be received no later than a reasonable time before we begin to print and send our proxy materials for the 2015 Annual Meeting.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting which is not intended to be included in next year’s proxy statement. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than May 19, 2015 and no later than June 18, 2015; provided, however, that if the date of our 2015 Annual Meeting is not within 30 days before or 60 days after September 16, 2015, the notice must be delivered no earlier than 120 days before the 2015 Annual Meeting and no later than 90 days before the 2015 Annual Meeting, or no later than the 10th day following the day on which the first public announcement of the date of the 2015 Annual Meeting was made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. For more information on stockholder nominations for director, see “Consideration of Stockholder Nominees for Director” below. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws were filed with the Securities and Exchange Commission (the “SEC”) and can be viewed by visiting the SEC’s website at http://www.sec.gov. You may also obtain a copy by writing to our Secretary at our principal executive offices located at 6024 Silver Creek Valley Road, San Jose, California 95138.

CONSIDERATION OF STOCKHOLDER NOMINEES FOR DIRECTOR

The Nominating & Governance Committee of our Board of Directors will consider properly submitted stockholder nominations for candidates to serve on our Board of Directors. Pursuant to our Bylaws, a stockholder who wishes to nominate persons for election to the Board of Directors at the 2015 Annual Meeting must be a stockholder of record when such holder gives the Company notice, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. A stockholder’s notice must be delivered to the Company’s Secretary by the close of business not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. For our 2015 Annual Meeting, the notice must be delivered in accordance with the dates set forth in “Stockholder Proposals to be Presented at Next Annual Meeting” above.

The stockholder’s notice must include the following information, for the person proposed to be nominated: (1) his or her name, age, nationality, and business and residence addresses; (2) his or her principal occupation and employment; (3) the class and number of shares of stock owned beneficially or of record by him or her; and (4) any other information required to be disclosed in a proxy statement or otherwise required by the Exchange Act. The stockholder’s notice must also include the following information, for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) their names and addresses; (2) the class and number of shares of stock owned beneficially and of record by them; (3) a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made; (4) a representation that they intend to appear in person or by proxy at the 2015 Annual Meeting to nominate the person named in the notice;

(5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and (6) any other information that would be required to be included in a proxy statement or otherwise required by the Exchange Act or by the Company’s Bylaws.

The chairman of the meeting will determine if the procedures in the Bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our Bylaws, the Nominating & Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be nominated by the Board of Directors and included in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating & Governance Committee in connection with its evaluation.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS OR NON-MANAGEMENT DIRECTORS

Stockholders who wish to communicate with our Board of Directors or with only the non-management directors serving on our Board of Directors may send their communications in writing to: Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, Attention: Secretary. The Secretary of the Company will forward these communications to the Chairman of the Board of Directors if the Chairman is a non-employee director, or otherwise to the Lead Independent Director of the Board of Directors. Stockholders should direct their communications to either the Board of Directors or the Chairman of the Board of Directors. Communications will not be forwarded to the Chairman of the Board of Directors unless the stockholder submitting the communication identifies itself by name and sets out the class and number of shares of stock owned by it, beneficially or of record.

Important Notice Regarding Internet Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders:

The Notice and Proxy Statement, and the Annual Report on Form 10-K for the fiscal year ended March 30, 2014 are available at http://www.edocumentview.com/idti.

CODE OF BUSINESS ETHICS

The Company has adopted a Code of Business Ethics that applies to all of our directors, officers, employees, and representatives. The Code of Business Ethics is available on our website at http://ir.idt.com/governance.cfm. If the Company makes any substantive amendments to the Code of Business Ethics or grants any waiver from a provision of the Code of Business Ethics to any of our directors or officers, the Company will promptly disclose the nature of the amendment or waiver on the Company’s website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Our Board of Directors has nominated each of John Schofield, Umesh Padval, Gordon Parnell, Donald Schrock, Ron Smith, Ph.D., Norman Taffe, and Gregory Waters for re-election to the Board of Directors. Jeffrey McCreary is not standing for re-election. All seven of the nominees listed below are currently serving on the Board of Directors and each has indicated a willingness to continue serving if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. In the event that any nominee becomes unable or declines to serve as a director, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company’s Restated Certificate of Incorporation and its Bylaws, each as amended. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been duly elected and qualified.

Nominees

The names of the nominees and certain information about them, as of July 23, 2014, are set forth below:

Name of Nominee	Age	Position with Company	Director Since
John Schofield(2)(3)	65	Chairman of the Board of Directors	2001

Umesh Padval(1)(2)	56	Director	2008

Gordon Parnell(1)(3)	64	Director	2008

Donald Schrock(1)(3)	68	Director	2009

Ron Smith, Ph.D.(1)(2)	64	Director	2004

Norman Taffe(1)(2)	47	Director	2012

Gregory L. Waters	53	Director, President and Chief Executive Officer	2014

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating & Governance Committee.

Mr. Schofield has been a director of the Company since April 2001 and has served as the Chairman of the Board of Directors since January 2008. Mr. Schofield brings to IDT extensive experience in the areas of executive management, global sales and marketing, risk analysis, corporate governance and administration. Mr. Schofield’s experience is especially relevant to his roles as Chairman of the Board and the Nominating & Governance Committee. Mr. Schofield has been a private investor since his retirement from Tellabs, Inc. (“Tellabs”) in January 2005. Mr. Schofield served as the Chief Executive Officer and President of Advanced Fibre Communications, Inc. (“AFC”) from 1999 until the acquisition of AFC by Tellabs on November 30, 2004, at which time AFC became the Access Division of Tellabs. Mr. Schofield also served as a member of the board of directors of AFC, and in October 2001, he was elected to the position of chairman of the board of directors of AFC. From 1992 to 1999, Mr. Schofield served as Senior Vice President, and later, President, of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions and integration services for broadband and multiservice networks. Mr. Schofield also serves as a director of Sonus Networks, Inc., a supplier of telecommunications network equipment and services. Mr. Schofield is a 2011, 2012 and 2013 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors—a rigorous suite of courses spanning leading practices for boards and committees. Mr. Schofield supplements his board leadership skills through ongoing engagement with the director community and access to leading practices. Mr. Schofield holds a Diploma of Electronics and Communications Engineering (the equivalent of a Bachelor of Science degree in electrical engineering) from NSW Institute of Technology in Sydney, Australia.

Mr. Padval has been a director of the Company since October 2008. Mr. Padval currently serves as a Partner at Bessemer Venture Partners. Mr. Padval brings to IDT more than 25 years of experience in marketing, sales, and general management in high tech industries, including computing, mobile communications, and consumer digital entertainment. Mr. Padval also has extensive global experience, having established R&D centers in both China and India for C-Cube Microsystems Incorporated. From August 2004 to August 2007, Mr. Padval served as Executive Vice President of the Consumer Products Group at LSI, and from June 2001 to August 2004, Senior Vice President of the Broadband Entertainment Division at LSI. Mr. Padval served as the Chief Executive Officer and Director of C-Cube from May 2000 until June 2001, when C-Cube was sold to LSI, and prior to that, as President of the Semiconductor Division of C-Cube from October 1998 to May 2000. Prior to joining C-Cube, Mr. Padval held senior management positions at VLSI Technology, Inc., Silicon Image, Incorporated and Advanced Micro Devices, Inc. He currently serves on the boards of Entropic Communications Incorporated and several private companies, Avnera Corporation, Avalanche Technologies, UltraSolar Technologies and Pinnacle Engines. Mr. Padval is also active on the advisory boards for Stanford University. Mr. Padval holds a Bachelor of Technology from Indian Institute of Technology, Mumbai, and an M.S.in Engineering from Stanford University. Mr. Padval’s technology expertise and executive experience in the semiconductor industry qualifies him to serve on the Board of Directors of the Company.

Mr. Parnell has been a director of the Company since January 2008. Mr. Parnell brings to IDT extensive general and financial management experience, which is especially relevant to his role as Chairman of the Audit Committee. Mr. Parnell served as Vice President, Business Development and Investor Relations of Microchip Technology Incorporated (“Microchip”) from January 2009 to December 2012. Prior to this role, Mr. Parnell served as Vice President and Chief Financial Officer of Microchip from May 2000 to December 2008. Prior to his role as CFO, Mr. Parnell served as Vice President, Controller, and Treasurer of Microchip. Mr. Parnell holds a finance/accounting qualification with the Association of Certified Accountants from Edinburgh College, Scotland.

Mr. Schrock has been a director of the Company since September 2009. Mr. Schrock brings to IDT extensive management experience in semiconductors, wireless, and consumer markets, as well as marketing and operational expertise, all of which have particular relevance to the Company’s significant presence in the wireless and wireline communications markets. Mr. Schrock is retired from his positions as President of Qualcomm CDMA Technologies Group and Executive Vice-President of Qualcomm, Inc. (“Qualcomm”), which he held from 2001 to 2003. Prior to joining Qualcomm, Mr. Schrock held key executive positions at GM Hughes Electronics, Applied Micro Circuit Corporation, Burr-Brown Corporation, and Motorola. He currently serves on the board of directors of Maxlinear, a fabless semiconductor company that provides radio-frequency analog and mixed-signal SoC solutions for broadband communications applications. Mr. Schrock also served on the board of directors of Jazz Semiconductor Inc., a privately held mixed signal and RF wafer foundry, until its merger with Acquicor Technology in 2007. Mr. Schrock’s executive experience in the technology industry, including the semiconductor field, qualifies him to serve on the Board of Directors of the Company.

Dr. Smith has been a director of the Company since March 2004. Dr. Smith brings to IDT extensive experience in executive management, engineering and product development, risk analysis, marketing, industry association and corporate governance. Dr. Smith is retired from Intel Corporation, where he last served as Senior Vice President and General Manager of the Wireless Communications and Computing Group from December 1999 to January 2004. Prior to this role, Dr. Smith held various senior executive positions in group and division general business management, product and technology development, and marketing during his 26-year tenure at Intel. Since 2005, Dr. Smith has served as a director of RagingWire Enterprise Solutions, Inc., a premier data center and managed Information Technology services provider, and served from 2004—2012 as a director for Arcsoft, Inc, an industry leading software developer of multimedia applications for both desktop and embedded platforms. Dr. Smith has also served as a Trustee of Gettysburg College since 2006, where he is a member of the executive, compensation, finance, campaign, and audit committees and he chairs the Information Technology Committee. He is a member of the Association of Governing Boards of Universities and Colleges. Dr. Smith served as the Chairman of the Technology Strategy Committee and as Intel’s alternate Board of Directors member for the Semiconductor Industry Association from 1999-2004. Dr. Smith is a 2011 NACD Board Governance Fellow. Dr. Smith holds a Ph.D. and a master’s degree in physics from the University of Minnesota and a bachelor’s degree in physics from Gettysburg College. Dr. Smith’s executive experience in the technology industry qualifies him to serve on the Board of Directors of the Company.

Mr. Taffe has been a director of the Company since October 2012. Mr. Taffe also currently serves on the board of directors of Cypress Envirosystems, a Cypress Semiconductor-funded company that develops system-level products for reducing energy costs with wireless technology, and of DSP Group, a leading global provider of wireless chipset solutions for converged communications. From 2005 to 2012, Mr. Taffe served as executive vice president of Cypress Semiconductor. Mr. Taffe also currently holds the position of Board Chairman to the Second Harvest Food Bank. Mr. Taffe holds a B.S. in Electrical Engineering from the University of Michigan. Mr. Taffe is qualified to serve on the Board of Directors due to his technological expertise and executive experience in the semiconductor industry.

Mr. Waters joined the Company as President and Chief Executive Officer in January 2014 and was appointed to the Board of Directors at the same time. Prior to joining IDT, Mr. Waters served as Senior Vice President and General Manager, Front-End Solutions at Skyworks Solutions, Inc. (“Skyworks”), a semiconductor company, from 2006 until December 2012. From 2003 to 2006, he served in various positions at Skyworks, including Executive Vice President beginning in 2005, Vice President and General Manager, Cellular Systems beginning in 2004 and Vice President, Linear Products beginning in 2003. From 2001 until 2003, Mr. Waters served as Senior Vice President of Strategy and Business Development at Agere Systems Inc. (“Agere”) and, beginning in 1998, held positions at Agere as Vice President of the Wireless Communications business and Vice President of the Broadband Communications business. Prior to working at Agere, Mr. Waters held a variety of senior management positions at Texas Instruments Inc., including Director of Network Access Products and Director of North American Sales. Mr. Waters holds a B.S. of Engineering from the University of Vermont and an M.S. in Computer Science from Northeastern University. Mr. Waters is qualified to serve on the Board of Directors due to his technological expertise and executive experience in the semiconductor industry.

Messrs. Padval, Parnell, Schofield, Taffe, and Schrock, and Dr. Smith are members of the National Association of Corporate Directors (NACD) and Messrs. Padval, Parnell, Schofield, and Schrock, and Dr. Smith have completed the two-day NACD course on Director Professionalism.

Vote Required

The seven nominees receiving the highest number of affirmative votes cast shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Abstentions and broker non-votes will have no effect for purposes of determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINATED DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

The Board of Directors of the Company holds regularly scheduled meetings each quarter and may meet more often as needed. The Board of Directors held a total of twenty-two (22) meetings during the fiscal year ended March 30, 2014 (“fiscal 2014”). The Board of Directors also has an Audit Committee, a Compensation

Committee and a Nominating & Governance Committee. The independent directors of the Board of Directors have established a practice of meeting in executive session, without the presence of Mr. Waters, at the conclusion of each quarterly board meeting. During fiscal 2014, the independent directors met in executive session a total of four (4) times.

NASDAQ prescribes independence standards for companies listed on NASDAQ, including IDT. These standards require a majority of the Board of Directors to be independent. They also require every member of the Audit Committee, Compensation Committee, and Nominating & Governance Committee to be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with us. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. We also review our relationship to any entity employing a director or on which the director currently serves as a member of the Board. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her immediate family members, and IDT, its senior management and its independent registered public accounting firm, the Board of Directors has determined that each of the members of our Board of Directors, except for Mr. Waters, and each of the members of the Audit Committee, Compensation Committee and Nominating & Governance Committee is an “independent director” as defined in the applicable rules and regulations of the SEC and NASDAQ rules.

During fiscal 2014, upon the resignation of Mr. Jeffrey McCreary in connection with his appointment as interim CEO in August 2013, the Audit Committee was composed of five (5) non-employee directors, Messrs. Parnell, Padval, Schrock and Taffe and Dr. Smith, each of whom was “independent” as defined in the applicable rules and regulations of the SEC and the NASDAQ rules. Mr. Parnell currently serves as the Chair of the Audit Committee, and the Board of Directors has determined that he satisfies the “audit committee financial expert” designation in accordance with applicable SEC and NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Audit Committee engages the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting practices and systems of internal controls. The Audit Committee meets privately with the Company’s independent registered public accounting firm, which has direct access to the Audit Committee at any time. The Audit Committee held five (5) meetings during fiscal 2014.

The Compensation Committee of our Board of Directors develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and other executive officers and generally oversees our compensation programs. As members of our Board of Directors, the Compensation Committee receives regular updates on the Company’s business priorities, strategies, and results. As a result, the Compensation Committee has regular interaction with and open access to the NEOs. This gives them considerable opportunity to ask questions and assess the performance of the NEOs, other executive officers, and the Company. During fiscal 2014, upon the resignation of Mr. Peter Feld in February 2014, the Compensation Committee was composed of four (4) non-employee directors, Messrs. Padval, Schofield and Taffe, and Dr. Smith, each of whom was independent under the applicable rules and regulations of the SEC, the rules of the NASDAQ and the Internal Revenue Code of 1986, as amended from time to time (the “Code). Dr. Smith currently serves as the Chair of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. In consultation with management and the Board of Directors, the Compensation Committee reviews, evaluates, and recommends to the Board of Directors for approval, the compensation plans, policies and practices of the Company. The Compensation Committee aims to ensure that the Company’s compensation programs encourage high performance, promote accountability, and assure that employee interests are aligned with the interests of the Company’s stockholders. The Compensation Committee determines the salaries and incentive compensation for executive officers, including the CEO, and oversees the administration of the Company’s equity plans, including approving the number of shares underlying stock options and/or restricted stock units to be granted to each employee and the terms of such grants. The Compensation Committee met six (6) times and acted by written consent sixteen (16) times during fiscal 2014.

The Compensation Committee’s specific responsibilities include, but are not limited to:

•	Reviewing, revising and approving an industry-specific Peer Group (as defined below) to facilitate appropriate comparisons for compensation purposes;

•

Meeting in executive session to review and recommend for Board approval the corporate goals and objectives relating to the compensation of the CEO, evaluate the performance of the chief executive officer in light of these goals and objectives, and establish the compensation of the CEO based on such evaluation and competitive market data pertaining to compensation at peer companies;

•

Reviewing and approving compensation for other officers, considering each Officer’s performance in light of Company goals and objectives and competitive market data pertaining to compensation at peer companies. The CEO of the Company may be present at meetings during which such compensation is under review and consideration, but may not vote;

•	Reviewing and making recommendations to the Board of Directors regarding compensation and benefit plans and programs for executives and non-management directors;

•	Reviewing and approving the annual budget for employee merit salary increases, as recommended by management and determined by the Committee;

•

As requested by Company management, reviewing, consulting, and making recommendations and/or determinations regarding employee compensation and benefit plans generally, including employee bonus plans and programs;

•

Overseeing the administration of the Company’s equity incentive plans, including the review and grant of stock option and other equity incentive grants to Officers, and review and approval of the annual equity budget for all equity award types;

•	Overseeing administration of the Company’s Employee Stock Purchase Plan;

•	Managing and reviewing executive employment agreements and the grant of change-in-control and perquisite benefits;

•	Reviewing and approving the Compensation Discussion and Analysis and the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement;

•	Reviewing, along with the CEO, matters relating to management succession, including compensation-related issues and exercising final approval over such issues;

•	Monitoring compliance with the applicable provisions of the Sarbanes Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to employee compensation and benefits;

•	Reviewing the risks and mitigating factors associated with the Company’s compensation programs, practices and policies; and

•	Annually reviewing and reassessing the Compensation Committee Charter and recommending any changes to the Board of Directors for its consideration.

In carrying out the foregoing responsibilities, the Compensation Committee has the authority, in its sole discretion, to engage outside independent advisors as it deems necessary or appropriate. In addition, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee other than any responsibilities relating to matters that involve executive compensation or where it has determined such compensation is intended to comply with the requirements of Section 162(m) of the Code.

During fiscal 2014, upon the resignations of Messrs. McCreary and Feld, the Nominating & Governance Committee was composed of three (3) non-employee directors, Messrs. Schofield, Parnell, and Schrock, each of whom was “independent” as defined in the NASDAQ rules. Mr. Schofield currently serves as the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at http://ir.idt.com/governance.cfm. The Nominating & Governance Committee identifies and recommends individuals qualified to serve on the Board of Directors and evaluates and recommends the adoption or amendment of corporate governance guidelines and principles applicable to the Company. In evaluating candidates to determine if they are qualified to become board members, the Nominating & Governance Committee looks for the following attributes, among others determined by the Nominating & Governance Committee in its discretion to be consistent with the Company’s guidelines: personal and professional character, integrity, ethics and values; experience in the Company’s industry and with relevant social policy concerns; general business experience and leadership profile, including experience in corporate management and corporate governance, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company; diversity of personal background, perspective and experience; academic expertise in an area of the Company’s operations; and communication and interpersonal skills and practical and mature business judgment. The Nominating & Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a Board of Directors that can best perpetuate and enhance the success of the Company and represent stockholder interests through the exercise of sound judgment, using its diversity of experience in these various areas. Although the Nominating & Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating & Governance Committee uses the same standards to evaluate all director candidates, whether or not the candidates were nominated by stockholders. The Nominating & Governance Committee held four (4) meetings during fiscal 2014.

Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 2014. The Company does not currently maintain a formal policy regarding director attendance at the Annual Meeting; however, the Company invites nominees for directors to attend the Annual Meeting. Seven directors who served on the Board of Directors in fiscal 2014 attended the 2013 Annual Meeting, either in person or by conference call.

Risk Oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors generally oversees corporate risk in its review and deliberations relating to our activities, including financial and strategic risk relevant to our operations. In addition, our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and employee retention. The Nominating & Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Our Board of Directors believes its administration of its risk oversight function has not affected the leadership structure of the Board of Directors.

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management, discusses with management significant financial risks in conjunction with enterprise risk exposures, and the actions management has taken to limit, monitor or control financial and enterprise risk exposure. During fiscal 2014, an independent consulting firm was primarily responsible for testing of internal controls in compliance with Section 404 of the Sarbanes-Oxley legislation, and reported directly to our Chief Financial Officer and our Corporate Controller, and “dotted-line” to the Chair of the Audit Committee. The Audit Committee met with the independent consulting firm to receive updates on Sarbanes-Oxley testing and discuss any issues that the Committee believed warranted attention.

The Compensation Committee oversees risk management as it relates to the Company’s compensation programs, policies and practices in connection with designing our executive compensation programs and reviewing incentive compensation programs for other employees. The Compensation Committee has reviewed with management whether our compensation programs, policies, and practices may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

We believe that the elements of our compensation programs, policies and practices do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount. While our sales commission plans and bonus plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given our employees’ other compensation opportunities and our internal control procedures, we believe that the sales commission plans and bonus plans appropriately balance risk and the desire to focus employees on specific short-term goals that we believe are important to our success.

We also believe that compensation in the form of long-term equity awards is important to help further align employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because award grants are staggered and subject to long-term vesting schedules that we believe help ensure that employees have significant value tied to long-term stock price performance.

Based on the foregoing, we do not believe that our compensation policies and practices create inappropriate or unintended risk to the Company as a whole. Further, we do not believe that our incentive compensation arrangements encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks. We believe such arrangements are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

Leadership Structure of the Board

In accordance with our Bylaws, our Board of Directors appoints our officers, including our Chief Executive Officer. Our Board of Directors may empower the Chief Executive Officer to appoint officers other than the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Our Board of Directors does not have a policy on whether the roles of the Chairman of the Board of Directors and the Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee and, if they are to be combined, whether a lead independent director should be selected. However, our Board of Directors is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Currently, we separate the role of Chairman from the Chief Executive Officer position in order to ensure independent leadership of the Board of Directors and in recognition of the difference between the two roles. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company’s business, while the Chairman is responsible for leading the Board of Directors in overseeing management, and our Board of Directors believes that this current structure is appropriate to fulfill the duties of Chairman and Chief Executive Officer effectively and efficiently.

Director Compensation

During fiscal 2014, the members of the Board of Directors who were not also officers or employees of the Company were each paid an annual retainer in the amount of $50,000. The Chairman of the Board received an additional annual retainer of $30,000. The Chair of the Audit Committee received an additional annual retainer of $20,000 and the other members of the Audit Committee received an additional annual retainer of $10,000. The Chair of the Compensation Committee received an additional annual retainer of $20,000 and the other members of the Compensation Committee received an additional annual retainer of $7,500. The Chair of the Nominating & Governance Committee received an additional annual retainer of $7,500 and the remaining members of the Nominating & Governance Committee received an additional annual retainer of $5,000. All annual retainer amounts are paid in equal quarterly installments.

Each non-employee director is initially granted a mix of stock options and restricted stock unit awards for the number of shares of the Company’s common stock equivalent to $140,000 which is granted on or about the 15th day of the month following the month of such non-employee director’s first election or appointment to the Board of Directors. Initial option grants to non-employee directors have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of their date of election or appointment, and then as to 1/36 of the remaining shares each month thereafter.

Annually, after receipt of the initial grant, each non-employee director is granted a restricted stock unit award for the number of shares of the Company’s common stock equivalent to $120,000 in value, based on the closing price of the Company’s common stock on the trading day immediately preceding the date of grant. All annual grants for non-employee directors are made during the Company’s first open trading window subsequent to the Company’s annual meeting of stockholders. Annual restricted stock unit awards vest and become exercisable on the earlier of (i) the first anniversary of the stockholder meeting date or (ii) if a director is not standing for re-election or fails to be re-elected at the next annual meeting of stockholders, then on the date of such annual meeting.

The following table sets forth compensation information for the Company’s non-employee directors for fiscal 2014.

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
John Schofield	95,000	120,007	0	215,007
Peter Feld	62,500	120,007	0	182,507
Gordon Parnell	75,000	120,007	0	195,007
Ron Smith, Ph.D.	80,000	120,007	0	200,007
Umesh Padval	67,500	120,007	0	187,507
Donald Schrock	65,000	120,007	0	185,007
Norman Taffe	67,500	120,007	0	187,507
Jeffrey S. McCreary	40,833	0	0	40,833

(1)

Stock awards consist of restricted stock unit awards for 11,941 shares of the Company’s common stock granted on November 15, 2013 under the 2004 Equity Plan. The amounts reported do not reflect compensation actually received by the director; instead, the amounts reported represent the grant date fair value of the restricted stock unit awards granted during fiscal 2014, calculated in accordance with Statement of Financial Accounting Standard Board Accounting Standards Codification Topic 718, “Stock Compensation,” or ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30,2014, filed with the SEC on May 28,2014. As of March 28,2014, each of the current directors held outstanding restricted stock unit awards for an aggregate of 11,941 shares of the Company’s common stock except for Mr. McCreary who did not receive the annual directors grant because he was serving in the role of Interim CEO at the time of issuance. Mr. McCreary received a prorated annual directors grant of 7,772 shares of restricted stock unit awards on July 15, 2014.

(2)	As of March 30,2014, Mr. Schofield held outstanding stock options to purchase an aggregate of 54,000 shares of the Company’s common stock, Mr. Feld held outstanding stock options to purchase an aggregate of 28,666 shares of the Company’s common stock, Mr. McCreary held outstanding stock options to purchase an aggregate of 83,250 shares of the Company’s common stock Mr. Parnell held outstanding stock options to purchase an aggregate of 94,000 shares of the Company’s common stock, Dr. Smith held outstanding stock options to purchase an aggregate of 64,000 shares of the Company’s common stock, Mr. Padval held outstanding stock options to purchase an aggregate of 20,000 shares of the Company’s common stock, Mr. Schrock held outstanding stock options to purchase an aggregate of 74,000 shares of the Company’s common stock, and Mr. Taffe held outstanding stock options to purchase an aggregate of 40,000 shares of the Company’s common stock.
(3)	The amounts reported do not represent compensation actually received by the director; instead, the amounts represent the grant date fair value of the stock options granted during fiscal 2014 calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the options, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2014, filed with the SEC on May 28, 2014.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company is providing stockholders an opportunity to cast a non-binding, advisory vote on the compensation of our NEOs (sometimes referred to as a “Say-on-Pay” vote). Accordingly, you have the opportunity to vote “For” or “Against” or to “Abstain” from voting on the following non-binding resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the proxy statement.”

Strong Stockholder Support

At our annual meeting of our stockholders last fiscal year, our stockholders approved the compensation of our fiscal 2013 NEOs, with over a 98% approval rating. The Compensation Committee believes that the strong support from our stockholders demonstrates that our executive compensation programs are designed appropriately to reward company and stock performance with responsible and balanced incentives. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interest to support long-term value creation.

In deciding how to vote on this proposal, you are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure. As described in detail in the “Compensation Discussion and Analysis,” our compensation programs are designed to reward, motivate, attract and retain top talent by rewarding performance based upon achievement of pre-approved annual goals and objectives. A portion of each NEO’s compensation is contingent upon overall corporate performance as well as specific performance metrics particular to each NEO’s position and consistent with the NEO’s role on the management team. We believe that our compensation programs align the interests of our NEOs with that of our stockholders and provide motivation for high performance levels from our NEOs.

Vote Required

Approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

While your vote on this proposal is advisory and will not be binding on the Board of Directors, the Compensation Committee, the Company, and the Board of Directors value the opinions of the stockholders on executive compensation matters and will take into consideration the outcome of the vote when making future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board of Directors modifies its determination on the frequency of future Say-On-Pay advisory votes, the next Say-On-Pay advisory vote will be held at the fiscal 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 29, 2015, and the stockholders are being asked to ratify such selection. Stockholder ratification of the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will consider the vote of the stockholders in making a decision whether to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP has been engaged as the Company’s independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Billed to Company

The aggregate fees incurred by the Company with PricewaterhouseCoopers LLP for the annual audit and other services for the fiscal years ended March 30, 2014, and March 31, 2013, were as follows:

	Fiscal Year 2014	Fiscal Year 2013
Audit fees(1)	$1,170,397	$1,267,840
Audit–related fees(2)	6,000	185,000
Tax fees(3)	13,046	42,574
All other fees(4)	4,941	5,161

Total fees	$1,194,384	$1,500,575

(1)	Represents audit and accounting advisory services for the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the audit of the Company’s internal control over financial reporting, as well as for statutory audit services which amounted to $94,000 and $98,000 in the fiscal years ended March 30, 2014 and March 31, 2013, respectively.
(2)	Consists primarily of services rendered in connection with the proposed merger with PLX Technology Inc.
(3)	Consists of tax filing and tax-related compliance and other advisory services
(4)	Consists primarily of consulting services including access to PricewaterhouseCoopers LLP accounting information databases. The Company incurred no financial information systems design and implementation fees in the fiscal year ended March 31, 2013.

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may elect to delegate pre-approval authority to one or more designated committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence.

The Audit Committee approved the engagement of PricewaterhouseCoopers LLP pursuant to established pre-approval policies and procedures. The Audit Committee has determined the rendering of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence. The Audit Committee pre-approved all of the fees set forth in the table above for the fiscal years ended March 30, 2014 and March 31, 2013, respectively.

Vote Required

Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. As this proposal is considered a routine matter, there will be no broker non-votes with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 30, 2014 (or as otherwise noted below), with respect to the beneficial ownership of the Company’s common stock by: (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s common stock; (b) each director and nominee; (c) each Named Executive Officer (as set forth below); and (d) all executive officers and directors as a group. As of June 30, 2014, the Company had 149,195,705 shares of common stock outstanding.

SECURITY OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Beneficial Ownership(1)
5% Stockholders:
BlackRock Inc.(2) 40 East 52nd Street New York, NY 10022	11,324,818	7.6%

The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	8,285,024	5.6%

Non-Employee Directors:
John Schofield(4)	52,418	*
Norman Taffe(5)	18,333	*
Gordon Parnell(6)	119,352	*
Donald Schrock(7)	96,252	*
Ron Smith, Ph.D.(8)	91,901	*
Umesh Padval(9)	47,252	*

Named Executive Officers:
Jeffrey S. McCreary(10)	202,783	*
Theodore L. Tewksbury III, Ph.D.	—	—
Richard D. Crowley, Jr.(11)	4,236	*
Arman Naghavi(12)	555,922	*
Brian C. White(13)	37,804	*
Christian Kermarrec(14)	12,500	*
Gregory L. Waters(15)	100,625	*
Sean Fan(16)	123,051	*
All Executive Officers and Directors as a Group (18 persons)(17)	1,704,528	1.1%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of June 30, 2014, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to the Company’s knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is the Company’s address at 6024 Silver Creek Valley Road, San Jose, CA 95138.
(2)	Based solely on a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group.

(4)	Represents 18,418 shares beneficially owned by Mr. Schofield and 34,000 shares subject to options exercisable within 60 days of June 30, 2014.
(5)	Represents 18,333 shares subject to options exercisable within 60 days of June 30, 2014.
(6)	Represents 40,352 shares beneficially owned by Mr. Parnell and 79,000 shares subject to options exercisable within 60 days of June 30, 2014.
(7)	Represents 22,252 shares beneficially owned by Mr. Schrock and 74,000 shares subject to options exercisable within 60 days of June 30, 2014.
(8)	Represents 31,252 shares beneficially owned by Dr. Smith, 6,649 shares beneficially owned by the Smith Family Trust and 54,000 shares subject to options exercisable within 60 days of June 30, 2014.
(9)	Represents 27,252 shares beneficially owned by Mr. Padval and 20,000 shares subject to options exercisable within 60 days of June 30, 2014.
(10)	Represents 137,867 shares beneficially owned by Mr. McCreary and 64,916 shares subject to options exercisable within 60 days of June 30, 2014.
(11)	Represents 4,236 shares beneficially owned by Mr. Crowley.
(12)	Represents 55,298 shares beneficially owned by Mr. Naghavi and 500,624 shares subject to options exercisable within 60 days
(13)	Represents 9,204 shares beneficially owned by Mr. White and 28,600 shares subject to options exercisable within 60 days of June 30, 2014.
(14)	Represents 12,500 shares subject to options exercisable within 60 days of June 30, 2014.
(15)	Represents 100,625 shares beneficially owned by Mr. Waters.
(16)	Represents 4,614 shares beneficially owned by Mr. Fan and 118,437 shares subject to options exercisable within 60 days of June 30, 2014.
(17)	Includes 339,923 shares beneficially owned and 1,364,605 shares subject to options exercisable within 60 days of June 30, 2014.

Stock Ownership Guidelines

The Company maintains a policy establishing the following mandatory stock ownership guidelines for its Chief Executive Officer, Chief Financial Officer, and member of its Board of Directors, as follows:

Chief Executive Officer	Value equal to 3.0 times annual base salary
Chief Financial Officer	Value equal to 0.5 times annual base salary
Board of Directors	Value equal to 3.0 times annual cash retainer

The foregoing mandatory ownership amounts are to be achieved no later than five years after commencement of service in the designated position, or in the case of board members serving as of October 19, 2007, then five years from that date. The purpose of the mandatory stock ownership guidelines is to give our top executives and board members a vested interest in the long term success of the Company.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of June 30, 2014 are as follows

Name	Age	Position
Gregory L. Waters	53	President and Chief Executive Officer
Brian C. White	49	Vice President, Chief Financial Officer
Sailesh Chittipeddi	51	Global Vice President of Operations and Chief Technical Officer
Mario Montana	52	Vice President, Chief Sales Officer
Sean Fan	48	Vice President and General Manager, Interface Connectivity Division
Arman Naghavi	51	Vice President and General Manager, Analog and Power Division
Louise Gaulin	48	Vice President and General Manager, Network Communications Division
Dave Shepard	53	Vice President and General Manager, Timing and RF Division
Christian Kermarrec	64	Vice President and General Manager, Timing and Synchronization Division
Graham Robertson	46	Vice President, Corporate Marketing
Anja Hamilton	43	Vice President, Global Human Resources
Matthew D. Brandalise	49	Vice President, General Counsel and Corporate Secretary

Mr. Waters joined the Company as President and Chief Executive Officer in January 2014 and was appointed to the Board of Directors at the same time. Prior to joining IDT, Mr. Waters served as Senior Vice President and General Manager, Front-End Solutions at Skyworks Solutions, Inc. (“Skyworks”), a semiconductor company, from 2006 until December 2012. From 2003 to 2006, he served in various positions at Skyworks, including Executive Vice President beginning in 2005, Vice President and General Manager, Cellular Systems beginning in 2004 and Vice President, Linear Products beginning in 2003. From 2001 until 2003, Mr. Waters served as Senior Vice President of Strategy and Business Development at Agere Systems Inc. (“Agere”) and, beginning in 1998, held positions at Agere as Vice President of the Wireless Communications business and Vice President of the Broadband Communications business. Prior to working at Agere, Mr. Waters held a variety of senior management positions at Texas Instruments Inc., including Director of Network Access Products and Director of North American Sales. Mr. Waters holds a B.S. of Engineering from the University of Vermont and an M.S. in Computer Science from Northeastern University.

Mr. White was promoted to the position of Vice President and Chief Financial Officer in September 2013. Mr. White joined the Company as Vice President, Finance in February 2007 and became Vice President, Finance and Treasurer of the Company in April 2009. From June 2008 to October 2008, he served as the Company’s interim CFO. Prior to joining the Company, Mr. White held management positions with Nvidia, Hitachi GST and IBM. He started his career in public accounting with Deloitte & Touche and Arthur Andersen. Mr. White has over 25 years of professional experience in finance, accounting, business line management, strategy and business development. Mr. White is a CPA and holds an M.B.A. from the University of Notre Dame.

Dr. Chittipeddi joined IDT as Global Vice President of Operations and Chief Technical Officer in March 2014. Prior to joining IDT, Dr. Chittipeddi served as President, Chief Executive Officer and a director of Conexant Systems, Inc. (“Conexant”), a semiconductor company, from April 2011 until July 2013 through its emergence from Chapter 11 reorganization. Prior to that, since 2006 he served in various positions at Conexant, including Chief Operating Officer and Chief Technology Officer. From 2001 until 2006, Dr. Chittipeddi served as Head of Foundry Operations and additionally managed the joint venture Silicon Manufacturing Partners between Agere Systems (now Avago Technologies) and Chartered Semiconductor (now Global Foundries). Prior to that, he served in a variety of positions at AT&T, SEMATECH and Lucent Technologies. Dr. Chittipeddi holds an M.B.A. from the University of Texas at Austin and an M.S. and a Ph.D. in Physics from The Ohio State University.

Mr. Montana joined IDT in 1997 and became Vice President, Chief Sales Officer in August 2013. Prior to his current role, Mr. Montana was various management positions with IDT including Vice President, General Manager, Enterprise Computing Division (formerly Serial Switching Division), Director, IDT Serial-Switching Division, Director, IDT Strategic Marketing Group, and Product Line Director, IDT Telecommunications, FIFO, Logic and Timing groups, respectively.

Mr. Fan joined IDT in 1999 and became Vice President and General Manager, Interface Connectivity Division in August 2013. Prior to his current position, Mr. Fan held various management roles at IDT, including Vice President IDT China, Vice President and General Manager of the Memory Interface Division, General Manager of Standard Product Operations, and Senior Director of Silicon Timing Solutions. Prior to joining IDT, Mr. Fan served in various engineering and management roles with Lucent Microelectronics, Mitel Semiconductor, and the National Lab of Telecom Research in China. Mr. Fan holds a Master of Science degree in Computer Engineering from University of Cincinnati, and a B.S. degree in Computer and Telecommunications from Beijing University of Posts and Telecommunications.

Mr. Naghavi joined IDT in 2009 and was appointed to his current position in 2010. Prior to joining IDT Mr. Naghavi served as Vice President and General Manager of the Analog, Mixed-signal, and Power Division at Freescale Semiconductor. Prior to Freescale, Mr. Naghavi held various engineering and management positions at Intersil Corporation and Analog Devices, Inc., both semiconductor companies.

Ms. Gaulin was promoted to the position of Vice President and General Manager of Network Communications in April 2014. Ms. Gaulin joined IDT as Senior Director of Timing and Synchronization in November 2011. Prior to joining IDT, Ms. Gaulin was Vice President of Timing Marketing and Product Management at Zarlink Semiconductor. Prior to Zarlink, Ms. Gaulin held various engineering and management roles at Mitel Semiconductor. Ms Gaulin has 20 years experience in the Communications Semiconductor market and she holds a Bachelor of Applied Science in Electrical Engineering from University of Ottawa.

Mr. Shepard joined IDT as Vice President and General Manager, Timing and RF Division, in May 2014. Prior to joining IDT, Mr. Shepard served as Vice President and General Manager, High Performance Solutions at Peregrine Semiconductor Corp. from 2010 to 2014. From 2003 to 2009, Mr. Shepard served as President and Chief Executive Officer of Sequoia Communications, Inc., a cellular RF transceiver startup. Prior to 2003, Mr. Shepard held a variety of senior management positions at Texas Instruments Inc., including General Manager of the Wireless Infrastructure Business. Mr. Shepard holds a B.A. in Physics from Lawrence University and a M.S. in Electrical Engineering from University of Wisconsin—Madison.

Mr. Kermarrec joined IDT in 2012 and became Vice President and General Manager, TSD (Timing and Synchronization Division) in IDT’s Communications Division. Prior to joining IDT, Mr. Kermarrec was corporate Vice President and President of MediaTek’s wireless operations in the United States and Europe, having joined MediaTek in 2008 through its acquisition of Analog Devices’ RF and Wireless Business Unit. Prior to joining Analog Devices, Mr. Kermarrec held various technical and management functions at M/A-COM and Tachonics in the United States, Spar Aeroscape in Canada, and Philips and Alcatel in France. Mr. Kermarrec holds an M.S. in electrical engineering from the Conservatoire des Arts et Metiers (CNAM), France.

Mr. Robertson joined IDT in March 2010 as Vice President, Corporate Marketing. Prior to joining IDT, Mr. Robertson served as Vice President of Global Marketing and Corporate Communications at International Rectifier. Prior to International Rectifier, Mr. Robertson held sales and marketing communications positions at Future Electronics, and other senior marketing positions within various marketing and promotion solutions organizations in Europe. Mr. Robertson earned his Master of Business Administration degree from Edinburgh’s Heriot Watt University and a Master of Science degree in Marketing from the University of Glamorgan South Wales, United Kingdom. He is currently completing his Doctorate degree in Business from Heriot Watt University.

Ms. Hamilton joined IDT in February 2011, and became VP, Global Human Resources in October 2012. Prior to her current role, Ms. Hamilton was the Sr. Director, Global Compensation and HRIS. Prior to joining IDT Ms. Hamilton held various compensation management positions at Atmel, eBay and Electronic Arts. Ms. Hamilton has over 21 years of business management experience, with over 15 of those in human resources. Ms. Hamilton received her business education in Germany, and holds several certifications in Human Resource Management.

Mr. Brandalise joined IDT in May 2000 and was promoted to General Counsel in October 2012. Prior to his current role, Mr. Brandalise served as Senior Director and Director in IDT’s Legal Department. Mr. Brandalise has also held corporate counsel and senior corporate counsel positions in the IDT Legal Department. Mr. Brandalise joined IDT with 8 years of law firm experience in the areas of commercial litigation and commercial transactions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs and factors considered in making these decisions for our current named executive officers who, for fiscal year 2014, were:

Gregory L. Waters	President and Chief Executive Officer beginning January 6, 2014
Brian C. White	Vice President and Chief Financial Officer beginning September 11, 2013
Sean Fan	Vice President and General Manager, Interface and Connectivity Division
Arman Naghavi	Vice President and General Manager, Analog Power Division
Christian Kermarrec	Vice President and General Manager, Timing and Synchronization Division

Under applicable SEC rules, our named executive officers for fiscal year 2014 also include the following former executive officers: Dr. Theodore L. Tewksbury III, Ph.D., former President and Chief Executive Officer, Jeffrey S. McCreary, Former Interim President and Chief Executive Officer, and Richard Crowley, Jr., former Senior Vice President and Chief Financial Officer.

Details regarding compensation for our current and former named executive officers are included in the Summary Compensation Table below.

As noted above, we refer to each of the above current and former named executive officers collectively in this Compensation Discussion and Analysis as the “NEOs”, and to the Compensation Committee of the Board of Directors as the “Committee”.

Company and Compensation Overview

Fiscal 2014 Business Highlights

Fiscal year 2014 brought significant developments to IDT, including significant changes in our executive leadership. We set off the year with a strong focus on stabilizing our business, both financially and operationally. We increased our focus on cost controls and operating margin expansion. This fiscal year marked a breakthrough for IDT on many levels. We successfully transformed IDT into a company that generates earnings power. Further, to prepare and support our future growth, we made significant progress in strengthening our balance sheet. The following highlights many of the business achievements IDT announced:

•	Decision to divest High Speed Data Converter business to strengthen our focus on our analog-intensive mixed-signal, timing and synchronization, and interface and connectivity solutions.

•	Sale of certain assets of PCI Express Enterprise Controller Business to PMC-Sierra for $96.1 million in an all-cash transaction.

POWER

•

A cross-platform power management solution system-validated by Intel, for Intel® Atom™ processors, Intel Xeon® processors and Intel Core™ processors. IDT’s innovative distributed power solution offers tremendous flexibility for point-of-load regulation, circuit board routing, and thermal distribution.

•

A new family of ultra-compact wireless power receivers offering a board area footprint reduction up to 70% compared to switching regulator-based solutions. The latest Wireless Power Consortium’s (WPC) and Power Matter’s Alliance (PMA)-compliant devices expand IDT’s industry-leading wireless power portfolio to address densely populated, cost-sensitive portable applications.

•

The industry’s first dual-mode wireless power receiver compatible with both the WPC 1.1 standard, as well as the PMA 1.1 standard. The innovative solution enables OEMs to use a single wireless power receiver IC to develop mobile devices fully compatible with the latest versions of both Qi and PMA charging bases.

•

The industry’s first single-chip 5V Wireless Power Transmitter Solution. This highly-integrated solution enables development of Qi-compliant USB-powered wireless charging bases with 75% fewer ICs than competing solutions.

TIMING

•

The VersaClock 5 family of programmable clock generators, offering the best-in-class, complete clock tree solution for cost-sensitive, low-power consumer and low-jitter communication timing applications.

•

The industry’s first Ethernet and IEEE 1588 timing devices optimized for smart grid and industrial automation applications. The new low-jitter timing products improve the accuracy and reliability of IEEE 1588 time transport and offer important flexibility with an integrated Ethernet digital PLL (DPLL) and digitally-controlled oscillator (DCO) in a single chip.

•

Low-power LVDS clock fanout buffers offering 60% power savings versus competitive offerings. IDT’s latest differential fanout buffer family operates at 1.8V with comparable AC performance to 3.3V versions, for high- performance communication, computing, and networking applications.

•

The world’s first JESD204B clock buffer for 2G, 3G and 4G LTE wireless infrastructure systems. The low-noise, configurable, JESD204B fanout buffer distributes high-quality clock signals to data converters in wireless base stations for optimal system performance and cost efficiency.

•

The new Timing Commander™ Software Platform for simple configuration of complex clocking solutions. This innovative support tool expedites development cycles by empowering customers to program sophisticated timing devices with an intuitive and flexible graphical user interface.

•

The third-generation high-performance, programmable Universal Frequency Translator for 100 Gbps interfaces. These latest devices are the industry’s only single-chip programmable solutions capable of generating eight different output frequencies with less than 300 femtoseconds jitter.

•	A low-noise timing chipset for wireless base station radio cards, offering engineers the tools needed to solve phase noise-related challenges and build cutting-edge wireless systems.

•

The World’s lowest jitter synchronous Ethernet single-chip timing solution that reduces jitter by over 50 percent versus competing solutions and meets the industry’s most stringent 10G or 40G Ethernet performance requirements.

•

Breakthrough timing architectures enabling the industry’s lowest phase noise VCO and fractional output divider. The new designs empower customers to solve phase noise-related challenges in high-performance communication and networking applications.

MEMORY AND LOGIC

•

The mass production of its JEDEC 1.0-compliant DDR4 chipset—already validated by Intel® to meet the requirements of the future Intel Xeon™ processor E5-2600 v3 product family—for use in RDIMMs and LRDIMMs.

RF

•

A high-performance pre-distortion demodulator for wireless base stations, further expanding IDT’s Industry-leading RF Signal Chain Portfolio. IDT’s new integrated DPD demodulator improves system performance while reducing solution cost, physical size, and power consumption in wireless base stations.

INTERFACE AND CONNECTIVITY

•

IDT RapidIO® 20 Gbps interconnect provides breakthrough performance in data center products based on a new RapidIO Trade Association specification. IDT serial RapidIO switches provide 100ns latency, energy efficiency, and multi-processor scalability for data center and supercomputing analytics applications.

•

A RapidIO®-based supercomputing and data center reference platform with 20 Gbps-per-port switching and Intel processing. IDT’s RapidIO switches provide low latency, energy efficiency, and multi-processor scalability for Data Center and Supercomputing Solutions.

•

The industry’s first 16-lane, 8 GT/s PCI Express 3.0 signal-conditioning retimer. This latest retimer improves PCIe Gen 3 performance and reliability by restoring signal quality across long or noisy connections in computing, storage and communication applications.

Executive Management Changes in Fiscal Year 2014 and Related Compensation Decisions:

•	Dr. Theodore L. Tewksbury resigned his position as our President and Chief Executive Officer on August 26, 2013

•	On August 26, 2013, following the resignation of Dr. Tewksbury, Mr. Jeffrey S. McCreary, who serves as a director on our Board, was appointed Interim President and Chief Executive Officer.

•	Richard Crowley, Jr. resigned his position as Chief Financial Officer on September 11, 2013

•	On September 11, 2013, following the resignation of Mr. Crowley, Mr. Brian C. White was promoted to Vice President and Chief Financial Officer.

•

Jeffrey S. McCreary resigned his position as Interim CEO on January 6, 2014 when Gregory L. Waters was appointed our President and Chief Executive Officer. In the role of Interim CEO, Mr. McCreary received an annualized base salary of $600,018 and was eligible to receive an annual bonus pursuant to the terms of the Annual Incentive Plan (AIP) . As a result, Mr. McCreary received an AIP payment in the amount of $191,777. This was a prorated payment based on the period he served in this position and was based on a target bonus of 115% of his base earnings. For his service in this capacity, Mr. McCreary also received 300,000 stock options and 120,000 restricted stock units, which vested monthly while in the role as Interim CEO. Subsequently, Mr. McCreary served five months as Interim CEO and received 31,250 stock options and 12,500 restricted stock units.

•

On December 17, 2013, we entered into an employment agreement with Mr. Gregory L. Waters in connection with his appointment as our President and Chief Executive Officer, which provided for the following:

Salary and Bonus.    Mr. Waters’ base salary was set at $550,000 and, beginning in fiscal year 2015, he is eligible to receive an annual bonus pursuant to the terms of the AIP with a target of 105% of his base earnings.

Long Term Incentive Equity Awards.    Mr. Waters received a new hire grant comprising of 350,000 stock options, which will vest with respect to 25% of the total number of shares on the first anniversary of the commencement of Mr. Waters’ employment with the remaining shares vesting on a monthly basis over the subsequent three years, subject to Mr. Waters’ continued service. In addition, Mr. Waters was granted 100,000 restricted stock units, which vest in four equal installments on each anniversary of the commencement of Mr. Waters’ employment, subject to his continued service. Mr. Waters also received 300,000 performance-based restricted stock units, which were granted on June 15, 2014, following the Committee’s approval of performance goals measured based on the achievement of a set Relative Total Shareholder Return (TSR) goal against the Philadelphia Semiconductor Index. The performance period under this plan will be all of fiscal year 2015 and fiscal year 2016. Vesting of any shares under this grant are contingent on the achievement of these metrics and Mr. Waters’ continued service with IDT.

The following graph illustrates the above referenced compensation offered to Mr. Waters. As noted below, 75.8% of Mr. Waters compensation is at risk. This includes the performance grant that was issued in fiscal 2015.

Executive Compensation Structure

We design, develop, manufacture, and market a broad range of low-power, high-performance mixed signal semiconductor solutions for the advanced communications, computing, and consumer industries. To compete in this dynamic industry, our executive compensation programs are designed to provide competitive compensation opportunities that reward, motivate, attract, and retain top talent.

Our executive compensation programs are designed to reward performance based upon the actual achievement of annual goals and objectives established by the Committee at the beginning of each fiscal year, and link the priorities and performance of the executives to the attainment and furtherance of long-term business strategies, and with the interest of stockholders.

A significant portion of the compensation payable to the executives is tied directly to the Company’s financial performance, and accordingly, the compensation package for executives is designed to fluctuate with the financial performance of the Company as a whole. We have found this approach, which emphasizes the creation of sustainable long-term stockholder value, ensures that our executives are rewarded for their efforts only to the extent that they have produced profitable operating results.

Our executive compensation program is designed to further these principles in the following ways:

•	Base salaries, which comprise only a modest portion of each executive’s compensation package, generally target the median of the competitive market for similarly situated companies;

•

A significant portion of each executive’s compensation package is comprised of short-term cash incentive compensation in the form of a performance bonus, which is based on our ability to attain profitability goals reflected in our annual operating plan and each executive officer’s contributions toward that achievement; and

•	A substantial portion of each executive officer’s compensation package is comprised of long-term incentive compensation; in fiscal 2014 this was delivered in the form of

•	stock options, the value of which is directly linked to the performance of the Company’s common stock

•	performance stock units, the value of which is linked to the performance of company operating margin and/or revenue growth relative to peers.

The incentive compensation of our NEOs is designed to enhance total shareholder return (“TSR”). We strive to continuously improve TSR and, therefore, align short-term compensation with short-term performance and long-term compensation with long-term performance and return. The link between the compensation of our CEO and TSR is disclosed in the following graph, which shows how both total compensation and incentive compensation for our CEO has fluctuated over the past five years with the Company’s five-year TSR:

(1)	The above chart illustrates CEO Total Pay and CEO Incentive Cash for Dr. Tewksbury, our former CEO, for fiscal 2010, 2011, 2012 and 2013. Fiscal year 2014 is comprised of CEO Total Pay and CEO Incentive Cash for Dr. Tewksbury, who resigned on August 26, 2013, Mr. McCreary, who served as Interim CEO from August 26, 2013 through January 6, 2014, and Mr. Waters as the active CEO from January 6, 2014 through the close of fiscal 2014.
(2)	CEO Total Pay includes salary earned , actual cash bonuses paid and the “in-the-money” value of the equity awards issued during each fiscal year; the grant value excludes shares forfeited at the time of termination for Dr. Tewksbury and Mr. McCreary. The equity value for Dr. Tewksbury and Mr. McCreary is based on the total number of shares issued in each fiscal year, less the shares forfeited at the time of termination, and based on the Company’s common stock price on their date of termination. Dr. Tewksbury’s grant value is based on the share price of our common stock on August 26, 2013 of $8.71. Mr. McCreary’s grant value is based on the share price of our common stock on January 6, 2014 of $9.87. The equity value for Mr. Waters assumes equity awards are 100% vested upon grant, even though such awards vest over a 4-year period, the value is based on the closing price of our common stock on March 28, 2014 of $11.94. CEO Total Pay also includes all other compensation paid as reported in the “Summary Compensation Table” below.
(3)	In fiscal years 2010 through 2014, the CEO Incentive Cash includes the actual cash bonuses paid in each fiscal year. In fiscal 2014 the amounts reflected include actual cash bonus paid to each incumbent CEO (Dr. Tewksbury and Mr. McCreary). Because Mr. Waters was hired in the fourth quarter of the fiscal year, he was ineligible to receive a bonus payment.

(4)	Our fiscal year ends on a different day each year because our fiscal year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for convenience, the TSR and equity calculations in the above chart are based on a March 31 fiscal year end.

We endeavor to maintain good corporate governance standards in designing and administering our executive compensation policies and practices, as highlighted by the following:

•	Our change in control agreements with the NEOs contain “double trigger” provisions;

•

We award long-term incentive compensation to our executive officers in the form of stock options and performance-based restricted stock, which we believe create a significant “pay-for-performance” connection for our executive officers since a significant portion of their net worth is dependent on long-term performance of the market price of the Company’s common stock as well as specifically defined financial goals that further our position in the market;

•	In fiscal 2015, we adopted a new performance plan which will be tied to relative total shareholder return;

•	We do not provide excise tax payments or “gross-ups” in the event of a change in control of the Company;

•	We only provide executive perquisites in very limited, individual circumstances;

•	We do not currently offer, nor do we have plans to provide, pension arrangements or retirement plans for our employees;

•	Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval;

•	We maintain mandatory stock ownership guidelines for our Chief Executive Officer, Chief Financial Officer, Chairman of the Board and other non-employee directors;

•	For several years, we have separated the roles of Chairman of the Board of Directors and Chief Executive Officer; and

•	The Committee has engaged its own independent compensation consultant that does not provide any services to the Company and has no prior relationship with any of the NEOs;

•	The Company has a recoupment policy, under which the Company may recoup performance based compensation paid to any of the NEOs in the event of a restatement of financial earnings.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to:

•	provide competitive compensation opportunities that reward, motivate, attract, and retain top talent;

•	reward performance based upon the actual achievement of annual goals and objectives established by the Committee at the beginning of each fiscal year; and

•	link the priorities and performance of the executives to the attainment and furtherance of long-term business strategies, and with the interest of stockholders.

The Committee believes that a significant portion of compensation payable to NEOs should be tied directly to the Company’s financial performance. Accordingly, the compensation package for our NEOs is designed to fluctuate with the financial performance of the Company as a whole. During years when the Company’s performance experiences a downturn, NEO compensation will be lower; likewise, during years where the Company experiences increased revenues and profitability, NEO compensation is designed to increase. The Committee feels this compensation philosophy aligns the interests of our NEOs with that of our stockholders and provides motivation for high performance levels from our NEOs.

In fiscal 2014, important factors driving our Company’s financial performance that were identified in the setting and awarding of short-term compensation include:

•	revenue growth;

•	improved operating margin;

•	product sales;

•	new product development; and

•	operational excellence.

The Committee identified these priorities for our 2014 incentive program given their importance in driving increased value for our stockholders and because these are areas over which management can exert the greatest amount of control, thus increasing the potential for immediate and long term profitability.

Setting Executive Target Compensation

During fiscal 2014, the Committee retained Radford, an AON Hewitt Company, as its independent compensation consultant on all matters related to the compensation of NEOs and other senior executives. Radford reports to the Committee and the Committee reviews and evaluates Radford’s performance and compensation. Radford does not provide any other consulting services to the Company outside of its compensation consulting services to the Committee. Independent of its consulting services, the Company subscribes to and participates in Radford’s Global Sales and Technology Compensation Surveys. Radford provides strategic guidance to the Committee by leveraging its extensive database and significant industry expertise. As requested by the Committee, Radford provided the Committee with comparative market data on industry best practices and data related to our NEOs and senior executives. For the compensation evaluation, in addition to publicly available data for our peers, Radford also relied on its 2013 Radford Global Technology Survey(1).

The Committee used data compiled by Radford to compare our NEOs’ compensation with the compensation of executive officers at comparable companies in the semiconductor industry. The Committee, after consultation with management and Radford, established a specific group of peer companies to assist in the assessment of job levels and compensation programs and practices. In defining an appropriate peer group for purposes of comparing compensation data, consideration was given to the following factors:

•	companies with whom the Company competes for business and executive talent in the semiconductor industry;

•	companies with revenues generally between $300 million and $1.2 billion reflecting businesses of similar scope and complexity;

•	companies with market capitalization generally between $500 million and $3 billion reflecting businesses of similar maturity; and

•	companies with 1,000 to 4,000 employees reflecting a similar organizational complexity and scale.

Based on these factors, the Committee reviewed and revised our list of peers from fiscal year 2013 (“fiscal 2013”). In fiscal 2014 the Committee added Hittite Microwave and removed Skyworks Solutions to help balance our peer group with respect to revenue and market capitalization. As a result the following companies (collectively, the “Peer Group”) were included in the compensation analysis for fiscal 2014:

Cypress Semiconductor	Ixys	Power Integrations
Cirrus Logic	Micrel	RF Micro Devices
Fairchild Semiconductor	Microsemi	Semtech
Hittite Microwave	Monolithic Power System	Silicon Laboratories
International Rectifier	OmniVision Technologies	Triquint
Intersil	PMC-Sierra

(1)	The survey encompasses seventeen Peer Group members, public semiconductor/capital equipment companies and public high technology companies all with revenues between $300 million and $1 billion.

At the beginning of fiscal 2014, as requested by the Committee, Radford presented the Committee with Peer Group and broader market survey data related to the compensation of executives holding positions comparable to the positions of each of our NEOs employed by the Company at that time, including data regarding base salaries, performance bonuses and equity awards. In order to assist the Committee with evaluation of our NEOs’ compensation packages, 2013 Radford Global Technology Survey data was combined with proxy data, where sufficient proxy data was available, to create a final market average which was used to assess compensation levels. Compensation data for NEOs who report to the CEO are reviewed by the Committee with the CEO and Radford. Data and criteria related to the CEO’s compensation, including peer group market data, are reviewed and evaluated only within the Committee and with Radford, and not with the CEO.

Our philosophy is to generally set our NEOs’ target pay levels close to the 50th percentile of market, with variations based on experience, operational complexity, strategic impact and scope of position. The following table illustrates the market levels we target for each compensation component.

Base Salary	Target Total Cash (Base plus Short-Term Incentives)	Long-Term Incentives	Total Direct Compensation
50th Percentile	50th Percentile	50th Percentile	50th Percentile

Base salaries and target performance bonuses (collectively, “Total Cash Compensation”) are determined upon offer of employment, and then on an annual basis thereafter at the beginning of each fiscal year. The Committee reviews market data provided by Radford for Total Cash Compensation based on the Peer Group and broader market survey data at the 25th, 50th, and 75th percentiles. Total Cash Compensation is considered an important part of the executive compensation package in order to remain competitive in attracting and retaining executive talent. Total Cash Compensation is designed to fluctuate with Company performance. In fiscal years when the Company exhibits superior financial performance, Total Cash Compensation is designed to be above average competitive levels. When financial performance is below the targeted goal for a particular fiscal year, Total Cash Compensation is designed to be below average competitive levels. Both elements of Total Cash Compensation are determined and reviewed against market references, in conjunction with the NEO’s experience, performance, internal comparisons, and the position’s operational complexity, strategic impact, and scope.

Total Cash Compensation in combination with equity awards (collectively, “Total Direct Compensation”) is also reviewed at the 25th, 50th, and 75th percentiles of market based on the Peer Group and broader market survey data provided by Radford. Equity awards are granted to the NEOs shortly after being hired or promoted and generally within approximately six weeks of the beginning of each fiscal year, and are the Company’s only form of long-term incentive compensation. Equity awards are determined based on experience, performance, current equity holdings, retention risk, internal comparisons, and the position’s operational complexity, strategic impact, and scope in addition to the Peer Group and broader market survey data provided by Radford.

Role of CEO in Compensation Decisions

The Company’s CEO reviews and evaluates, as applicable, the other NEO’s performance, expected future contributions, internal comparisons, and also considers the market survey data provided by Radford in making recommendations to the Committee on the NEOs’ compensation. Any recommendations made by the CEO regarding the base salaries, bonuses and equity awards of the NEOs are subject to final review and approval of the Committee.

Individual Elements of NEO Compensation

Each NEO is compensated through base salary, a performance bonus, equity awards, and participation in employee benefit plans.

Base Salary

Base salaries are reviewed and determined annually at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation”.

At the beginning of fiscal 2014, the CEO reviewed NEO base salaries with the Committee. Commencing the review, it was determined that based on the market data and company’s fiscal performance following the close of fiscal year 2013, none of our named executive officers received merit increases. Mr. White received a salary increase in connection with his promotion to Chief Financial Officer.

Radford and the Committee reviewed CEO compensation against the Peer Group and found that the base salary was at the Company’s stated pay philosophy of targeting the 50th percentile. As a result, no base pay increase was given to the CEO in fiscal 2014.

The following table lists the fiscal year 2014 base salary changes for our NEOs, the pay position relative to the Peer Group, and the decision factors for each increase, or lack of increase, as the case may be.

Named Executive Officer	2014 Base Salary ($)	2013 to 2014 Increase (%)	Approximate Position of 2014 Base Salary to Peer Group	Decision Factors
Mr. Waters(1)	550,014	N/A	50th percentile	No increase based on time of hire and competitive market data.

Mr. White(2)	282,192	5.9	25th–50th percentile	Promotional increase in recognition of new role as CFO.

Mr. Fan	280,800	0.0	50th percentile	No increase based on competitive market data and fiscal 2013 company performance.

Mr. Naghavi	309,026	0.0	50th–75th percentile	No increase based on competitive market data and fiscal 2013 company performance.

Mr. Kermarrec	309,026	0.0	50th–75th percentile	No increase based on competitive market data and fiscal 2013 company performance.

(1)	Mr. Waters commenced employment with IDT on January 6, 2014. Mr. Waters base salary for fiscal year 2014 was determined by the Committee in connection with his new hire offer.
(2)	Mr. White was promoted to CFO on September 11, 2013. In connection with his promotion, he received a 5.9% increase which was based on market data through the Radford 2013 Global Technology Survey.

In addition to the NEO’s noted above, during fiscal 2014, we did not increase the base salaries of our former NEOs, Dr. Tewksbury and Mr. Crowley.

Performance Bonus

During fiscal 2014, the NEOs, other than Mr. Waters, participated with other eligible employees in the Company’s Annual Incentive Plan (“AIP”). The AIP was established to link compensation to financial performance by tying group goals and objectives of participating employees to the Company’s profitability. Through the AIP, a portion of an eligible employee’s total cash compensation opportunity is directly linked to the annual results of the performance of the group in which the employee works, the Company performance, and the individual’s performance.

The primary objectives of the AIP are to:

•	Encourage outstanding performance from individual employees, as well as collaboration and execution of business units and the Company as a whole;

•	Link a portion of employees’ pay to the financial performance of the business; and

•	Reflect the financial performance of the Company and the value delivered to Stockholders in its funding methodology.

The AIP payout is determined based on the individual bonus target amount, the achievement of specific objectives for the fiscal year, and the plan funding. The AIP’s two components, Individual and Group, measure and reward individual and division performance respectively. The weighting of each of these two components depends on the level of responsibility toward divisional versus individual goals, with the highest level of responsibility toward divisional goals having the heaviest weighting of the Group component. The Group component for our NEOs is weighted 100%.

The Group component payout is determined based on the achievement of specific goals that are set at the beginning of the fiscal year, and approved by the Compensation Committee for the CEO. For the other NEOs, the goals are approved by the CEO.

The CEO goals established at the beginning of the fiscal year for Dr. Tewksbury were the same goals that were assumed by the interim CEO incumbent Mr. McCreary and the CEO incumbent Mr. Waters.

In fiscal year 2014, we moved to an annual payment cycle; this change was effective immediately for all executives. Incentive payments earned under the AIP are at the close of the fiscal year.

Plan Funding

The AIP plan is funded based on Non-GAAP Operating Margin achievement levels that are set based on a scale from 9% (threshold) to 25% (maximum). If the Company’s actual Non-GAAP Operating Margin achievement is below the threshold of 9%, the Annual Incentive Plan is not funded and no bonus is paid to any participant including the NEOs, regardless of individual or group performance. For fiscal 2014 the Non-GAAP Operating Margin achievement scale was reviewed and approved by the Committee.

For fiscal 2014, the Committee established the following Non-GAAP Operating Margin achievement scale: 9%—threshold funding equal to 25% of target, and 18%—target funding equal to 100% of target.

The table below provides a reconciliation of our GAAP to Non-GAAP operating income. In the third quarter of fiscal 2014, we pursued the divestiture of our high speed data converter business and classified the business as discontinued operations. For the purposes of determining the AIP bonus payout, the financial impact of discontinued operations was excluded from the Non-GAAP financial results in the third and fourth quarters of fiscal 2014. As approved by the Committee, in fiscal 2014 the AIP was funded at 82.50% based on a Non-GAAP Operating Margin of 15.6%.

	6-month period ended September 29, 2013 (in thousands $)(1)	6-month period ended March 30, 2014, continuing operations (in thousands $)(2)	Fiscal year ended March 30, 2014 (in thousands $)
GAAP Operating Income (loss)	(1,931)	25,451	23,520
Acquisition related:
Amortization of acquisition related intangibles	8,559	15,321	23,880
Impairment of in-process research and development	—	2,433	2,433
Acquisition related legal and consulting fees	1,001	94	1,095
Restructuring related:
Severance and retention costs	5,673	783	6,456
Facility closure costs	21	113	134
Assets impairment and other	4,044	183	4,227
Other:
Stock-based compensation expense	7,478	5,537	13,015
Assets impairment & other	—	(114)	(114)
Compensation expense—deferred compensation plan	523	742	1,265
Non-GAAP Operating Income	25,368	50,543	75,911
Revenue	242,631	243,268	485,899
Operating Margin			15.6%

(1)	Derived from Non-GAAP financial results for the six month period ended September 29, 2013 as furnished on Form 8-K on October 28, 2013.
(2)	Derived from Non-GAAP financial results for the three months ended December 29, 2013 and March 30, 2014 as furnished on Form 8-K on February 3, 2014 and May 5, 2014, respectively.

Individual Incentive Targets

Each eligible employee, including the NEOs, is assigned an Individual Incentive Target based on a percentage of annual base salary. This target is established in consideration of the employee’s job level, job role, job function, and competitive data provided by Radford, as well as accomplishments within the employee’s job level for employees who were employed by the Company at the beginning of the fiscal year.

The Individual Incentive Targets for the NEOs are reviewed annually by the CEO and the Committee. Any adjustment made to the Individual Incentive Target for the NEOs other than the CEO is made at the recommendation of the CEO and is subject to the final review and approval of the Committee. Any adjustment made to the Individual Incentive Target for the CEO is made at the recommendation of the Committee and is subject to the final review and approval of the Board.

With the exception of Mr. White, there were no changes made to any of the NEO incentive targets. The Committee approved the increase of Mr. White’s incentive target from 40% to 50% of base salary. This change was made in connection with his promotion to Chief Financial Officer. While Mr. White’s base was between the 25th and 50th percentile, his target total cash was at the 50th percentile.

Group Achievement

The Committee approved annual goals and objectives for the CEO, and the CEO established annual goals and objectives for the other executive officers at the beginning of fiscal 2014. As noted above under “Performance Bonus”, the Committee decided that while there were leadership changes, the previously established goals for the CEO and the NEOs would not change. The achievement of these goals was measured at the end of fiscal 2014, and used as a basis for the AIP payout calculation. Our CEOs goal achievement was reviewed and approved by the Committee, and our NEOs achievement was reviewed and approved by the CEO and the Committee at the end of fiscal 2014.

Group goals are established on a scale from 50% (threshold) to 125% (maximum). If the Group achievement is below the threshold of 50%, 0% of that goal is counted toward the final weighted score. The annual goals and objectives and their achievement for the CEO and NEOs are presented in the following tables.

While the annual goals for each of the NEOs are specific and measurable, at the end of the fiscal year, the CEO may exercise negative discretion in changing the group component score due to issues related to unforeseen performance issues. Such discretion could have a direct impact on an NEO’s bonus payout.

The following tables list the 2014 goals and objectives for each of our NEOs. Certain targets under the Group Component, which is comprised of internal business-unit performance targets established by the Company, represent confidential information, the disclosure of which would cause competitive harm to the Company. The Company transacts business in the highly competitive semiconductor industry, and disclosure of the forward-looking targets and product-specific business-unit targets would cause substantial economic harm to the Company and, as a result, place the Company in a competitively disadvantageous position.

This information would provide competitors insight into the internal goals of the Company’s various business units and allow them to more effectively glean specific business unit strategies and adjust their own operational objectives or take other competitive measures, such as modifying the timing of competing product launches or commercialization strategies, or instituting particular sales or marketing programs, in each case which could hinder, delay or frustrate the achievement of the Company’s strategic objectives for its business units. Moreover, this competitive advantage would be significantly magnified in this instance, as similar information is not available to the Company regarding its major competitors and such business unit performance is not otherwise made available to the public.

Dr. Theodore L. Tewksbury III (former President and Chief Executive Officer), Jeffrey S. McCreary (Interim Chief Executive Officer), (1)

2014 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Revenue: Grow FY14 total revenue to $500M	$485.9M	82.4%	20.0%	16.4%

Revenue: Grow New Product Revenue to $116M	$108.2M	83.4%	10.0%	8.4%

Profitability: Achieve 14% Non GAAP Operating Margin for FY14(2)	15.6%	120.0%	20.0%	24.0%

Profitability: Exit FY14 at 20% Non GAAP Operating Margin (Q4 FY14)(2)	19.5%	93.8%	20.0%	18.8%

New Product Introductions: Introduce 30 new products	28	75.0%	10.0%	7.5%

Win 3 out of 5 Strategic Design Wins	2	75.0%	10.0%	7.5%

Strategic Initiatives: Complete planned acquisition and divestiture actions to achieve Op Margin targets	partially achieved	96.0%	10.0%	9.6%
Group Achievement Percentage				92.2%

(1)	As decided by the Committee, the performance metrics established at the beginning of the fiscal year would remain a priority through the entire year regardless of the incumbent CEO. Under the terms of their agreements, Dr. Tewksbury and Mr. McCreary were eligible to receive AIP payments. The actual payments are calculated as outlined under the “Calculation of Performance Bonus” section. The calculated payout for Dr. Tewksbury was $524,864. The calculated payout for Mr. McCreary was $191,777. Because Mr. Waters began his employment with the Company in the fourth quarter of the fiscal year, he was ineligible to receive a bonus payout for fiscal 2014.
(2)	A reconciliation of GAAP to non-GAAP Operating Income is listed under the section “Plan Funding”. Additionally, the operating margin achievement for the CEO excludes the cost of our fiscal 2014 AIP.

Richard Crowley, Jr(1) and Brian White (Vice President and Chief Financial Officer)

2014 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Revenue: Grow FY14 revenue to $500M	$485.9M	82.4%	25.0%	20.6%

Profitability: Achieve 14% Non-GAAP Operating Margin for FY14 (2)	15.6%	120.0%	25.0%	30.0%

Strategic Initiatives: - Complete planned acquisition and divestiture actions to achieve Op Margin targets - Manage integration of acquired businesses or transition of divested businesses	achieved	105.0%	20.0%	21.1%

Capital Structure & Shareholder Value Creation: - Execute share repurchase - Increase sell side coverage by at least two additional firms - Rebalance investment portfolios to increase yield and add third investment portfolio manager - Manage TECS structure - Distribute earnings and profits from Japan to IDT US	exceeded	115.0%	10.0%	11.5%

Profitability and Productivity: - Manage operating expense to annual operating plan - Execute cost reductions to achieve spending budget targets - Finalize implementation of new costing system - Revise and implement new processes and procedures and resource audit requirements - Evaluate and implement opportunities to improve FY14 profitability - Complete documentation to support IDT Malaysia’s participation in 100% offshore sales - Integrate PO based invoices into new system, to enable a streamlined process	partially achieved	96.0%	10.0%	9.6%

Information Technology: - Complete several business application software upgrade projects - Implement several specified new IT business systems applications and enhancements	achieved	100.0%	10.0%	10.0%

Achievement Percentage				102.7%

(1)	Mr. Crowley resigned his position as Sr. Vice President and Chief Financial Officer on September 11, 2013. In accordance with the terms of the Annual Incentive Plan, an executive must be employed to receive any earned payments under the plan; therefore, Mr. Crowley was ineligible to receive a payment.
(2)	A reconciliation of GAAP to non-GAAP Operating Income is listed under the section “Plan Funding”. Additionally, the operating margin achievement for the CFO excludes the cost of our fiscal 2014 AIP.

Sean Fan (Vice President and General Manager, Interface and Connectivity Division)

2014 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Revenue: Achieve Revenue Target for Interface and Connectivity Division	achieved	100.0%	15.0%	15.0%

Profitability: Achieve Operating Income Target for Interface and Connectivity Division	exceeded	125.0%	15.0%	18.8%

Win 4 Strategic Design Wins	5	125.0%	20.0%	25.0%

New Products: Introduce 6 new products	6	100.0%	15.0%	15.0%

New Products: Launch 1 new project into design	3	125.0%	15.0%	18.8%

Strategic Initiatives: Achieve targeted key development milestones to enhance product portfolio and drive higher revenues	achieved	100.0%	10.0%	10.0%

Improve Product Quality, measured through Customer Quality Index (meet target quality issues reported by customer)	exceeded	125.0%	10.0%	12.5%

Achievement Percentage				115.0%

Arman Naghavi (Vice President and General Manager, Analog and Power Division)

2014 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Revenue: Achieve Revenue Target for Analog and Power Division	partially achieved	50.0%	15.0%	7.5%

Profitability: Manage R&D expenses within approved AOP for Analog and Power Division	exceeded	125.0%	15.0%	18.8%

Win 4 Strategic Design Wins	exceeded	125.0%	20.0%	25.0%

New Products: Introduce 15 new products	15	100.0%	15.0%	15.0%

New Products: Launch 10 new projects into design	14	125.0%	15.0%	18.8%

Strategic Initiatives: Achieve targeted key development milestones to enhance product portfolio and drive higher revenues	partially achieved	97.2%	10.0%	9.7%

Improve Product Quality, measured through Customer Quality Index (meet target quality issues reported by customer)	exceeded	125.0%	10.0%	12.5%

Achievement Percentage				107.2%

Christian Kermarrec (Vice President and General Manager, Timing and Synchronization Division)

2014 Group Performance Metrics	Actual	Actual Score	Weight	Weighted Score
Revenue: Achieve Revenue Target for Timing and Synchronization Division	partially achieved	75.0%	15.0%	11.3%

Profitability: Achieve Operating Income Target for Timing and Synchronization Division	partially achieved	75.0%	15.0%	11.3%

Win 4 Strategic Design Wins	5	125.0%	20.0%	25.0%

New Products: Introduce 16 new products	7	0.0%	15.0%	0.0%

New Products: Launch 18 new projects into design	12	50.0%	15.0%	7.5%

Strategic Initiatives: Achieve targeted key development milestones to enhance product portfolio and drive higher revenues	partially achieved	89.0%	10.0%	8.9%

Improve Product Quality, measured through Customer Quality Index (meet target quality issues reported by customer)	exceeded	125.0%	10.0%	12.5%

Achievement Percentage				76.4%

Calculation of Performance Bonus

The AIP payout for each NEO is calculated based on each NEO’s fiscal 2014 base earnings, individual incentive target, Group achievement, and AIP funding, using the following calculation.

Total Payout =

(Actual Fiscal 2014 Base Earnings x Individual Incentive Target x Actual Fiscal 2014 Group Achievement x Fiscal 2014 Funding Factor)

Group goals require a 50% achievement each to count toward the final weighted score. No awards are paid out if the plan is not at least funded at 25% of our Target Non-GAAP Operating Margin. Target awards are set at levels difficult to attain, as a means of continually managing our organization to performance above previous years. Maximum award targets reflect very ambitious goals, which can only be attained when business results are exceptional, thus justifying higher award payments. To date, none of the NEOs have earned a bonus award based on an achievement of maximum performance levels under our AIP.

Discretionary Bonus

Fiscal year 2014 was a transformative year for IDT; the company was able to make notable achievements despite the changes in the leadership team. In recognition of those achievements, the Committee approved a one-time discretionary bonus pool in the amount of $1 million dollars. All active and eligible AIP participants, including the active NEOs, received the discretionary component which was applied to the total payout amount. This resulted in a 10% discretionary component, for all active and eligible AIP participants, which was calculated as follows.

Discretionary Bonus Payout = Total Payout x 10%

The Compensation Committee approved the following achievements and AIP payouts for fiscal 2014.

Performance Bonus Payments Earned in Fiscal 2014

Performance Bonus Threshold, Target, Maximum, and Actual Payment

NEO	FY2014 Target Award (% of Base Earnings)	FY2014 Payment Threshold Award ($)(1)(2)	FY2014 Payment Target Award ($)(1)	FY2014 Payment Maximum Award ($)(1)(3)	FY2014 Actual Award ($)
Mr. Waters	N/A	N/A	N/A	N/A	N/A
Mr. White	50	17,118	136,947	256,776	116,111
Mr. Fan	55	19,305	154,440	289,575	146,525
Mr. Naghavi	65	25,108	200,867	315,006	177,680
Mr. Kermarrec	55	21,000	168,003	315,006	105,892

Year-End 2014 Bonus Payment(5)

NEO	Actual FY2014 Target Award ($)	Actual FY2014 Group Achievement (%)	Actual FY2014 Funding Factor (%)	FY2014 Total Payout ($)	Discretionary Component (%)	FY2014 Final Payout ($)	Percent of Target (%)
Mr. Waters(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mr. White	136,947	102.77	82.50	116,111	10.00	127,722	93.26
Mr. Fan	154,440	115.00	82.50	146,525	10.00	161,177	104.36
Mr. Naghavi	200,867	107.22	82.50	177,680	10.00	195,448	97.30
Mr. Kermarrec	168,003	76.40	82.50	105,892	10.00	116,481	69.33

(1)	All payment calculations are calculated using the NEO’s actual fiscal 2014 base earnings.
(2)	The amounts reported under the Payment Threshold column represent the minimum payment level at 50% group performance and 25% funding based on the minimum achievement of non-GAAP Operating Margin.
(3)	The amounts reported in the Maximum column represent the maximum payment level at 125% group performance and 150% funding based on the maximum achievement of non-GAAP Operating Margin.
(4)	In accordance with the terms of the Annual Incentive Plan, an executive must have been employee by IDT on or before December 29, 2013 in order to participate in the Plan. As such, Mr. Waters did not receive a payment under the AIP plan.
(5)	Under the terms of their agreements, Dr. Tewksbury and Mr. McCreary were eligible to receive AIP payments; however, they were ineligible to receive the Discretionary Component. The actual payments are calculated as outlined under the “Calculation of Performance Bonus” section. The calculated payout for Dr. Tewksbury was $524,864. The calculated payout for Mr. McCreary was $191,777.

Equity Awards for the NEOs in Fiscal 2014

Equity awards are reviewed and determined annually at the beginning of each fiscal year, based upon the criteria outlined above and a review of the data referred to under “Setting Executive Target Compensation”.

The equity compensation for the NEOs in fiscal 2014 was granted in stock options, performance stock units and in limited cases, restricted stock units.

Stock Options and Performance Stock Units

The emphasis on stock options at the upper levels of the Company is intended to place more of the executive’s total compensation at risk and dependent upon the Company’s stock performance, because all stock options are granted with an exercise price equal to the “fair market” value on the date of grant and as such, only have value if our stock price increases, thus ensuring a strong alignment with stockholders.

Stock options generally expire seven years after the date of the grant. Our option plans specifically preclude the re-pricing of stock options and stock appreciation rights, absent stockholder approval. Stock options granted by the Company have an exercise price equal to the closing price of our stock on the last trading day before the grant date and typically vest over a four-year period based upon continued employment, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter for the remaining 36 months.

The following table sets forth a comparison to benchmark data of the option, RSU and PSU award, discussed more fully below, for each NEO, and the factors considered by the Committee in determining the respective award amounts.

Name	FY2014 Option Award (# of Shares)	FY2014 RSU Award (# of Shares)	FY2014 PSU Target (# of Shares)	FY2014 Equity Award (in thousand $)(1)	Approximate Position of Equity Award to Peer Group(2)	Decision Factors
Mr. Waters(3)	350,000	100,000	N/A	2,223	50th percentile	Competitive market data

Mr. White(4)	17,000	15,000	10,000	206	50th percentile	Competitive market data, based on Mr. White’s position at the time of VP, Finance & Treasurer

Mr. Fan	90,000	N/A	30,000	448	50th percentile	Competitive market data, strategic importance to the company

Mr. Naghavi	100,000	N/A	40,000	545	50th -75th percentile	Competitive market data, strategic importance to the company

Mr. Kermarrec	100,000	N/A	40,000	545	50th - 75th percentile	Competitive market data, strategic importance to the company

(1)	With the exception of Mr. Waters, the NEO Long-Term Incentive Value is calculated using the Black-Scholes methodology for stock options and a 30-Day average stock price for restricted stock units. At the time of the equity decisions, Radford provided the company a Black-Scholes Value of $2.62 and a 30-Day average stock price of $7.08. The performance metrics for the performance restricted stock units is measured based on specific Non-GAAP operating margin achievement, as described in detail under the “Fiscal year 2014—Executive Performance Plan “ below.
(2)	Peer Group Long-Term Incentive Value is measured using the Black-Scholes methodology for options and face value on the grant date for restricted stock units.
(3)	The Long-Term Incentive Value used to calculated Mr. Waters’ option award is calculated using the Black-Scholes methodology for stock options and a 30-Day average stock price for restricted stock. At the time of the equity decisions, Radford provided the company a Black-Scholes Value of $3.64 and a 30-Day average stock price of $9.50. The targeted equity value excludes the new hire grant of 300,000 PSUs, which were granted to Mr. Waters on June 15, 2014.
(4)	The grants for Mr. White were issued based on his position as Vice President of Finance & Treasurer. The target value with both stock options and restricted stock units was $151,200; this is based on the data Radford provided with a Black-Scholes Value of $2.62 and a 30-Day average stock price of $7.08. The market data referenced is in connection with his position at the time of the grant. Mr. White received a 10,000 target performance stock unit grant in connection with his promotion to Chief Financial Officer; the value of the PSU grant was calculated based on a stock price of $8.62.

In addition to those noted above, stock options were issued to our former NEOs. Dr. Tewksbury received 325,000 stock options and Mr. Crowley received 130,000 stock options. These awards were forfeited upon termination.

Performance Stock Units

Fiscal year 2014 —Executive Performance Plan

In fiscal year 2014, each of our NEOs, with the exception of the current CEO, received a performance stock unit grant as part of an Executive Performance Plan (the “EPP”). The Committee believed that it was important to drive the executives to focus on both improving operating margin, while increasing shareholder value. The EPP ties a portion of the NEOs’ equity to performance requirements in line with our business strategy to meet specific operating margin goals in fiscal 2014 and 2015. The performance period under the Executive Performance Plan is the Company’s fiscal year 2014 and 2015, for which performance goals were set related to the Company’s annual non-GAAP operating margin. The number of shares of Company common stock issuable upon vesting of the performance stock units is dependent on the level of performance achievement. The performance achievements are measured based on an incremental increase in Non-GAAP operating margin on a rolling four quarter average. In situations where there is a decrease or flat Non-GAAP operating margin, no shares are earned. The following table outlines the minimum, target and maximum threshold set under the plan.

Fiscal Years 2014—2015 Non-GAAP Operating Margin

Achievement Thresholds:	Achievement Level	Percentage Achievement
Maximum	>22%	200%
Target	18%	100%
Minimum	15%	25%
Below Minimum	<15%	0%

The Committee approved the following grants of performance stock units to the NEOs listed in the table below for the fiscal year 2014 and 2015 performance period. The first performance assessment will be reviewed at the close of fiscal year 2014 and on a quarterly basis thereafter. Any shares earned will vest in the quarter following the quarter that performance was assessed and approved by the Committee. Any shares of Company common stock earned by the continuing NEOs will vest in the quarter following the quarter in which performance was achieved and will vest two equal installments, the first on the date the Committee determines the achievement of the performance goals and the second on the first anniversary of such determination.

At the close of fiscal year 2014, performance under the EPP was assessed. In fiscal year 2014 the Company achieved Non-GAAP Operating Margin of 15.6%, resulting in a 25% vesting opportunity for the continuing NEOs. This performance was assessed and approved by the Committee. As a result of this achievement, the NEOs earned the following number of PSUs:

NEO	Target PSU Grant	Achievement	Earned PSU Award
Mr. Waters(1)	N/A	N/A	N/A
Mr. White(2)	10,000	25.0%	2,500
Mr. Fan	30,000	25.0%	7,500
Mr. Naghavi	40,000	25.0%	10,000
Mr. Kermarrec	40,000	25.0%	10,000

(1)	As noted under “Executive Management Changes”, Mr. Waters received 300,000 Performance Restricted Stock Units in fiscal year 2015, granted on June 15, 2014. These Performance Restricted Stock Units were issued when the Committee approved the performance metrics. The performance metrics in fiscal 2015 will be measured based on a Relative Total Shareholder Return.
(2)	Mr. White became a participant in the “Executive Performance Plan” at the time of his promotion, at which point he received a target performance stock unit grant of 10,000.

Earned PSUs vest 50% on June 15, 2014 and 50% on June 15, 2015. Mr. Waters and Mr. McCreary were not participants in the plan as they were not with the Company at the time the plan was implemented.

Dr. Tewksbury was issued a target grant of 125,000 and Mr. Crowley was issued a target grant of 45,000. However, they ceased being participants in the Performance Plan upon the resignation of their respective positions with the Company.

Fiscal year 2013—Executive Retention Plan

In fiscal year 2013, the Committee believed a one-time Retention Plan was necessary due to historically low bonus payments, which were dependent on stretch goal operating margins. The CEO was not eligible to participate in this Plan. Under the Retention Plan, we tied a portion of the eligible NEOs equity to performance requirements in line with our business strategy to meet specific operating margin goals and to outpace our peers’ revenue growth in fiscal year 2014. The performance period under the Retention Plan was fiscal year 2014. Each eligible NEO received a target performance stock unit (“PSU”) grant; the actual number of PSUs earned is tied to our non-GAAP operating margin and revenue growth relative to our proxy Peer Group, weighted 60% and 40% respectively. The following table outlines the minimum, target and maximum threshold set under the plan.

Metric:	Operating Margin		% Revenue Growth Above Peer Group Median		Overall Achievement
Weighting:	Weighting: 60%		Weighting: 40%
Threshold:	Achievement Level	Vesting % of Target	Achievement Level	Vesting % of Target	Vesting % of Target
Maximum	>=20%	150%	>=6%	150%	150%
Target	18%	100%	4%	100%	100%
Minimum	15%	25%	1%	25%	25%
Below Minimum	<15%	0%	<1%	0%	0%
Actual Achievement	15.6%	40.6%	1.96%	48.9%	43.9%

Following the close of fiscal year 2014, performance under the Retention Plan was assessed. As noted above, in fiscal year 2014 the Company achieved 15.6% Operating Margin and 1.96% Revenue Growth above the peer median. This brought the overall plan achievement to 43.9%. This performance was assessed and approved by the Committee. The fiscal year 2013 Executive retention Plan ended at the close of fiscal year 2014 and any unearned shares were cancelled. As a result of this achievement, the eligible NEOs earned the following number of PSUs

NEO	Target Award	Overall Achievement	Earned Award
Mr. Waters	N/A	N/A	N/A
Mr. White	N/A	N/A	N/A
Mr. Fan	12,000	43.9%	5,272
Mr. Naghavi	24,444	43.9%	10,737
Mr. Kermarrec	15,000	43.9%	6,589

The earned PSUs will vest 50% on June 15, 2014 and 50% on June 15, 2015. Mr. White did not participate as he was not in his present positions at the time the Retention Plan was implemented. Dr. Tewksbury was not a participant at the time of implementation. Mr. Crowley ceased to be a participant upon his resignation as Chief Financial Officer and his award forfeited.

Performance Stock Units will continue to be part of equity mix for the CEO and our senior executives going forward. Additional information on the equity awards granted to the NEOs during fiscal 2014 is set forth in the “Grants of Plan Based Awards for Fiscal Year 2014” table.

Retirement and Other Benefits

Section 401(k) Plan. The Company offers the NEOs the opportunity to participate in its Section 401(k) plan. NEOs participate under the same plan provisions as all other employees. Participating NEOs may contribute up to 75% of their eligible compensation as a pre-tax or Roth after-tax contribution to a maximum of $17,500 in calendar year 2013. Currently, key provisions of the plan include a Company match of $0.50 per $1.00 of the employee’s contributions up to 6% of base salary, with maximum calendar year contributions from the Company capped at $6,000 per employee. This matching practice is viewed by the Company as consistent with industry norms and required to provide a total compensation plan that is competitive with other high technology and semiconductor companies. The Company’s contributions vest over four years and if an employee terminates his or her employment prior to four years, the Company’s contributions will be prorated according to the number of years worked.

Non-Qualified Deferred Compensation Plan. The Company maintains an unfunded non-Qualified Deferred Compensation Plan eligible to provide benefits to director level employees and above. Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 23 different investment options from which their earnings are measured. A participant is credited with the return of the underlying investment option and there is currently no matching of contributions by the Company. A participant may invest in any one or more of the following investment alternatives and may change his or her investment selections at any time: Vanguard Mid Cap Index Inv, Dreyfus Small Cap Stock Index, 1st Eagle Overseas, Royce Micro-cap Inv, Vanguard Windsor II Inv, VIP Freedom 2010, VIP Freedom 2015, VIP Freedom 2020, VIP Freedom 2025, VIP Freedom 2030 , VIP Freedom 2035, VIP Freedom 2040, VIP Freedom 2045, VIP II Contrafund, VIP II Index 500, VIP III Mid Cap, VIP International Capital Appreciation, VIP Real Estate, Pimco Real Return BD, Pimco Total Return, VIP Freedom Income, VIP High Income, or Fidelity Retirement Money MarketParticipant balances are always 100% vested. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. The deferral accounts are distributed following a participant’s termination of employment with the Company, unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). Generally, distributions are made in a lump sum payment; however, in the event of a distribution due to retirement, a participant may elect a single lump sum distribution or annual installment distributions paid over two to 15 years. The Committee believes this plan is an important vehicle that allows plan participants to reach their retirement objectives over the long term. Mr. Fan participated in the non-Qualified Deferred Compensation Plan in fiscal 2014. No other NEO participated in the non-Qualified Deferred Compensation Plan in fiscal 2014.

Employee Stock Purchase Plan. The Company maintains an Employee Stock Purchase Plan that was approved by stockholders at the Company’s 2009 Annual Meeting. NEOs participate under the same plan provisions as all other eligible employees. Under the plan, eligible employees can purchase Company stock on the last day of each designated three-month purchase period. The per share purchase price is the lesser of 85% of the fair market value of the stock on the first day of the three-month purchase period or 85% of the fair market value of the stock on the last day of the three-month purchase period. The maximum number of shares of stock which may be purchased is 2,500 shares per purchase period. During fiscal 2014, Messrs. Naghavi and White participated in the Employee Stock Purchase Plan. Messrs. Fan, Kermarrec and Waters did not participate in the Employee Stock Purchase Plan at any time during fiscal 2014.

Other Benefits. The NEOs are eligible to participate in all other benefits programs offered by the Company to its employees generally, on the same terms as all other employees. These programs include, but are not limited to, group medical, group dental, basic life insurance, supplemental life insurance, long-term disability insurance, relocation expense reimbursement, and other such benefits programs.

Change of Control Agreements

The Board recognizes that from time to time it is possible that another entity may consider acquiring the Company or a change in control might otherwise occur, with or without the approval of the Board. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the CEO and each NEO, notwithstanding the possibility, threat, or occurrence of a change of control. Therefore, the Company has entered into a Change of Control Agreement with the CEO and each of the other NEOs. See the discussion below under “Executive Compensation—Severance and Change of Control Benefits.”

Deductibility of Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to certain executive officers. The Company believes that its stock option related compensation generally satisfies the requirements for deductibility under Section 162(m). However, the Committee considers one of its primary responsibilities to provide a compensation program that will attract, retain, and reward executive talent necessary to maximize stockholder returns. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances by providing compensation (such as salary, incentive compensation, perquisites, restricted stock, restricted stock unit awards and performance restricted stock units) which might be subject to the tax deductibility limitation of Section 162(m).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal 2014, the members of the Committee were all non-employee directors of the Company and have not at any time been officers or employees of the Company. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2014.

Recoupment Policy

In accordance with the AIP, in the event of a restatement of the Company’s earnings due to material noncompliance with any financial reporting requirement under the U. S. securities laws, the Company is entitled to and shall recoup the difference between incentive-based compensation paid to all current executive officers who received incentive-based compensation under the AIP during the three years preceding the restatement, which incentive payments were paid on the basis of erroneous data, and the amount of incentive-based compensation that would have been paid based on the corrected data. This provision of the AIP may be amended by the Compensation Committee at any time to comply with any rules promulgated by the SEC.

EXECUTIVE COMPENSATION

The following table discloses the compensation information for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal 2014, and the following former officers: Dr. Theodore L. Tewksbury III, Ph.D., Jeffrey S. McCreary and Richard Crowley, Jr. (together, the “Named Executive Officers” or “NEOs”). This information includes the dollar value of base salaries, stock option, restricted stock unit and performance stock unit awards, bonus payments, and certain other compensation, if any, whether paid or deferred. The Company did not grant stock appreciation rights and has no long-term compensation benefits other than stock options, restricted stock units and performance stock units. No disclosure is provided for 2012 or 2013 for those persons who were not named executive officers in 2012 and 2013.

Summary Compensation Table for Fiscal 2014

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Theodore L. Tewksbury III, Ph.D(6).	2014	336,581	—	1,046,250	865,557	524,864	—	615,428	3,388,680
Former President and Chief Executive Officer	2013	600,018	—	—	1,377,801	34,777	—	—	2,012,596
	2012	596,171	—	—	1,756,289	83,005	—	—	2,435,465

Gregory L. Waters.	2014	116,349	—	1,179,000	1,380,606			10,344	2,686,299
President and Chief Executive Officer

Jeffrey S. McCreary(7).	2014	280,704	—	147,375	982,795	191,777	—	89,070	1,691,721
Interim President and Chief Executive Officer

Richard D. Crowley, Jr(8).	2014	214,385	—	376,650	346,222	—	—	3,088	940,346
Former Sr. Vice President and Chief Financial Officer	2013	360,506	—	187,500	385,784	13,809	—	6,000	953,599
	2012	358,890	—	—	534,523	55,922	—	5,556	954,891

Brian C. White(9).	2014	273,895	—	216,550	45,276	127,722	—	6,092	669,534
Vice President and Chief Financial Officer

Sean Fan(10)	2014	280,800	101,314	251,100	239,693	161,178	—	155,192	1,189,277
Vice President and General Manager Interface Connectivity Division

Arman Naghavi	2014	309,025	—	334,800	266,325	195,448	—	18,302	1,123,900
Vice President and General Manager, Analog and Power Division	2013	314,968	—	183,330	385,784	13,450	—	6,416	903,948
	2012	307,640	—	—	473,435	32,335	—	6,452	819,862

Christian Kermarrec	2014	305,460	—	334,800	266,325	116,481	—	6,677	1,029,744
Vice President and General Manager, Timing and Synchronization Division	2013	291,810	—	112,500	272,883	9,519	—	6,915	693,627

(1)	The amounts reported represent total base salary paid for the covered fiscal year and are inclusive of any amounts deferred in the covered fiscal year under the Non-Qualified Deferred Compensation Plan. Mr. Waters’ base salary reflects his earnings from his hire date of January 6, 2014 through March 30, 2014.
(2)

Stock awards consist of restricted stock unit awards and performance stock unit awards granted under the 2004 Equity Plan. The amounts reported represent the grant date fair value of restricted stock unit awards and performance stock unit awards granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions used to calculate the value of the restricted stock unit awards and performance stock unit awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2014, filed with the SEC on May 28, 2014. The table below sets forth the grant date fair value determined in accordance with FASB ASC Topic 718 principles (i) based upon the probable outcome of the performance stock unit awards granted in fiscal year 2014 and (ii) based upon achieving the maximum level of performance as of the grant date. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported. The Company granted performance stock units to our NEOs except to Mr. Waters and Mr. McCreary in 2014. While the grants for Dr. Tewksbury and Mr. Crowley are noted, under the terms of their separation, those grants were forfeited.

Named Executive Officer	Grant Date	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)
Dr. Theodore L. Tewksbury III, Ph.D.	6/17/2013	1,046,250	2,092,500
Gregory L. Waters	N/A	N/A	N/A
Jeffrey S. McCreary	N/A	N/A	N/A
Richard D. Crowley, Jr.	6/17/2013	376,650	753,300
Brian C. White	10/15/2013	101,500	203,000
Sean Fan	6/17/2013	251,100	502,200
Arman Naghavi	6/17/2013	334,800	669,600
Christian Kermarrec	6/17/2013	334,800	669,600

(3)	The amounts reported represent the grant date fair value of stock options granted during the covered fiscal year calculated in accordance with ASC Topic 718. For a detailed discussion of the assumptions and estimates used to calculate the value of the option awards, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2014 filed with the SEC on May 28, 2014. The actual value, if any, that an NEO may realize from a stock option is contingent upon the satisfaction of the conditions to vesting in the option and upon the excess of the market price of the Company’s common stock over the exercise price, if any, on the date of exercise and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the amount reported.
(4)	The amounts reported represent total bonus payments earned under our Annual Incentive Plan for the covered fiscal year. See “Compensation Discussion and Analysis—Individual Elements of NEO Compensation—Performance Bonus” in this Proxy Statement for a more complete description of the amounts earned.
(5)	The amounts reported include the following: the Company’s matching contributions to the individual Section 401(k) accounts of the NEOs and a cash out of unused vacation for Mr. Naghavi in the amount of $11,886.
(6)	Dr. Tewksbury served as our former President and Chief Executive Officer, the salary reflected is based on his earnings through his termination date of August 26, 2013. In connection with his separation of the Company, he received a lump sum payment of $600,018 as well as benefit continuation in the amount of $15,410, as noted in the “All Other Compensation Column”. Further, Dr. Tewksbury maintained eligibility under the Annual Incentive Plan and received a payment as noted in the “Non-Equity Incentive Plan Compensation” column. This payment was calculated in accordance with the terms of his separation agreement, noted above under the “Change of Control Agreements” below. Performance was measured based on the pre-established goals approved by the Committee and outlined under “Group Achievement” of the “Performance Bonus” section of the “Compensation Discussion and Analysis”.
(7)	Mr. McCreary served as our Interim CEO from August 26, 2013 through January 6, 2014. In connection with his service in this role, he was eligible to participate in the AIP. His payment was prorated based on his earnings while in service and performance was measured based on the pre-established goals approved by the Committee and outlined under “Group Achievement” of the “Performance Bonus” section of the “Compensation Discussion and Analysis.” Mr. McCreary also received compensation for his service as a member of the Board of Directors prior to his appointment as Interim CEO and subsequent to his relinquishment of said positon. Mr. McCreary’s received Directors Cash Compensation in the amount of $40,833. Mr. McCreary did not receive the annual directors grant because he was serving in the role of Interim CEO at the time of issuance. Mr. McCreary received a prorated annual directors grant of 7,772 shares of restricted stock unit awards on July 15, 2014.
(8)	Mr. Crowley served as our former Chief Financial Officer and resigned from his position effective September 17, 2013. Mr. Crowley did not receive severance or any additional payments in connection with his resignation.
(9)	Mr. White received a promotional base salary adjustment on September 11, 2013.
(10)	Mr. Fan began the fiscal year on an expatriate assignment in China. Mr. Fan’s assigned was to close our China operations while divesting our smart power meter business. Mr. Fan was repatriated on August 2, 2013. Following the divestiture the smart power meter, Mr. Fan received a recognition bonus in the amount of $101,314, this amount is reflected in the “Bonus” column. The $155,192 reflected in the “All Other Compensation” column is comprised of expat expenses including housing and relocation.

Grants of Plan-Based Awards for Fiscal 2014

The following table shows all plan-based awards granted to the NEOs in fiscal 2014. The equity awards identified in the table below are also reported in the table “Outstanding Equity Awards at Fiscal Year End for 2014,” below. The amounts reported for the non-equity awards identified below are the threshold, target, and maximum amounts payable under the AIP that could have been earned in fiscal 2014. For additional information regarding plan-based awards to our NEOs, see “Compensation Discussion and Analysis,” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(8)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/ Share)(6)	Closing Market Price on Date of Grant ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)	Threshold (#)	Target (#)	Maximum (#)
Theodore L. Tewksbury III, Ph.D.	5/15/2013	75,002	690,021	1,125,034	—	—	—		325,000	7.67	7.81	865,557
	6/17/2013				0	125,000	250,000					1,046,250

Gregory L. Waters	2/18/2014	—	—	—	—	—	—		350,000	11.79	11.85	1,380,607
	2/18/2014							100,000				1,179,000

Jeffrey S. McCreary	9/16/2013	35,088	280,704	526,321	—	—	—		300,000	9.33	9.29	982,795
	2/18/2014							12,500				147,375

Richard D. Crowley, Jr.	5/15/2013	18,759	150,069	281,380	—	—	—		130,000	7.67	7.81	346,223
	6/17/2013				0	45,000	90,000					376,650

Brian C. White	5/15/2013	17,118	136,947	256,776	—	—	—		17,000	7.67	7.81	45,276
	5/15/2013				—	—	—	15,000				115,050
	10/15/2013				0	10,000	20,000					101,500

Sean Fan	5/15/2013	19,305	154,440	289,575	—	—	—		90,000	7.67	7.81	239,693
	6/17/2013				0	30,000	60,000					251,100

Arman Naghavi	5/15/2013	25,108	200,867	315,006	—	—	—		100,000	7.67	7.81	266,325
	6/17/2013				0	40,000	80,000					334,800

Christian Kermarrec	5/15/2013	21,000	168,003	315,006	—	—	—		100,000	7.67	7.81	266,325
	6/17/2013				0	40,000	80,000					334,800

(1)	Amounts represent the Annual Incentive Plan (AIP) award that is dependent on actual funding based on the corporate performance measure of non-GAAP Operating Margin, and the achievement of actual results against pre-established group goals. The actual payout amounts under the plan for fiscal year 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Waters was not eligible to participate in the AIP during 2014 because he was not employed by the company at the beginning of the performance period.
(2)	The amounts reported in the Threshold column represent the minimum payment level at 50% group performance and 25% funding, based on the minimum achievement of non-GAAP Operating Margin.
(3)	The amounts reported in the Target column represent the target payment level at 100% group performance and 100% funding based on the target achievement of non-GAAP Operating Margin.
(4)	The amounts reported in the Maximum column represent the maximum payment level at 125% group performance and 150% funding based on the maximum achievement of non-GAAP Operating Margin.
(5)	The amounts reported are for stock options granted under the Company’s 2004 Equity Plan. Each stock option expires seven years from the date of grant. Each stock option vests 25% on the first anniversary of the grant date, or in the case of new-hire grants, on the anniversary of the hire date, and monthly thereafter over the remaining three years until fully vested at the end of four years.
(6)	For purposes of determining the exercise price of the stock options granted under the Company’s stock option plans, the fair market value on the date of grant is defined as the closing market price of the Company’s common stock reported by the NASDAQ on the trading day immediately preceding the date of grant.
(7)	These amounts reported represent the grant date fair value of the equity awards computed in accordance with ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including related assumptions and estimates, please refer to Note 9 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2014, filed with the SEC on May 28, 2014.
(8)	Amounts represent performance stock unit awards granted pursuant to the EPP. The target number of shares was granted; the “threshold” number of shares shown is 0% of the target number of shares, representing the lowest possible amount of vesting under the plan. The “maximum” number of shares shown is 200% of target number of shares. Please see the section “Compensation Discussion and Analysis-Equity Awards for the NEOs in Fiscal 2014-Performance Stock Units” for a detailed discussion of the performance stock unit awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table:

See “Compensation Discussion and Analysis” in this Proxy Statement for a more complete description of the amounts earned or awards granted, as well as an explanation of the amount of salary and bonus in proportion to the total compensation for each NEO.

Outstanding Equity Awards at Fiscal 2014 Year-End

		OPTION AWARDS					STOCK AWARDS
Name (a)	Grant Date or Vesting Commence- ment Date (b)(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price (f)	Option Expiration Date (g)	Numbers of Shares or Units of Stock That Have Not Vested (#) (h)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(j)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(k)(3)
Theodore L. Tewksbury III, Ph.D.		0	0				0	0	0	0

Gregory L. Waters	2/18/2014	0	350,000		$11.79	2/18/2015
	2/18/2014						100,000	1,194,000

Jeffrey S. McCreary	7/16/2012		17,500	222,500	$4.94	7/16/2019
	11/15/2012	12,000			$5.66	11/15/2019
	9/16/2013	31,250			$9.33	9/16/2020

Richard D. Crowley, Jr		0	0				0	0	0	0

Brian C. White	5/17/2010						750	8,955
	5/17/2010	3,333	834		$5.75	5/17/2017
	5/16/2011	6,667	11,667		$8.49	5/16/2018
	5/16/2011						2,000	23,880
	5/15/2012	5,100	16,575		$5.77	5/15/2019
	5/15/2012						2,550	30,447
	5/15/2013						15,000	179,100
	5/15/2013	0	17,000		$7.67	5/15/2020
	10/15/2013								10,000	119,400

Sean Fan	5/17/2010						1,125	13,433
	5/17/2010	28,750	1,250		$5.75	5/17/2017
	5/16/2011	46,041	18,959		$8.49	5/16/2018
	5/15/2012	45,833	54,167		$5.77	5/15/2019
	5/15/2013		90,000		$7.67	5/15/2020
	6/17/2013								30,000	358,200
	1/15/2013								12,000	143,280

Arman Naghavi	11/16/2009	170,000			$6.00	11/16/2016
	5/17/2010						6,250	74,625
	5/17/2010	71,875	3,125		$5.75	5/17/2017
	5/16/2011	109,791	45,209		$8.49	5/16/2018
	5/15/2012	80,208	94,792		$5.77	5/15/2019
	5/15/2013		100,000		$7.67	5/15/2020
	6/17/2013								40,000	477,600
	1/15/2013								24,444	291,861

Christian Kermarrec	5/15/2012	4,687	39,063		$5.77	5/15/2019
	10/15/2012	4,167	31,250		$5.59	10/15/2019
	5/15/2013		100,000		$7.67	5/15/2020
	6/17/2013								40,000	477,600
	1/15/2013								15,000	179,100

(1)	Each stock option vests and becomes exercisable with respect to 25% of the shares of the Company’s common stock subject thereto on the first anniversary of the date of grant, or the first anniversary of the date of hire or promotion, as applicable, and with respect to the remaining shares subject thereto, on each monthly anniversary thereafter over the following thirty-six months such that the option is fully vested and exercisable on the fourth anniversary, subject to continued service to the Company through each vesting date.
(2)	Each restricted stock unit award vests with respect to 25% of the shares of the Company’s common stock subject thereto on each anniversary of the date of grant, such that the award is fully vested on the fourth anniversary of the date of grant, subject to continued service to the Company through each vesting date.
(3)	The dollar amounts shown in columns (i) and (k) are determined by multiplying (x) the number of shares or units reported in columns (h) and (j) by (y) $11.94 (the closing price of the Company’s common stock on March 28, 2014, the last trading day of fiscal 2014).
(4)	This column represents outstanding performance stock units and includes the “Target” number of performance stock unit granted. The performance period under the Executive Retention Plan, with a grant date of January 15, 2013, ended March 30,2014. As noted under the “Compensation Discussion and Analysis—Performance Stock Units” section, On June 10, 2014 the Committee approved the overall achievement of 43.9% . The remaining unearned shares were cancelled. The first performance period under the Executive Performance Plan, with a grant date of June 17, 2013, ended on March 30, 2014. As noted under the “Compensation Discussion and Analysis—Performance Stock Units” section, the Committee approved the first achievement vesting of 25% based on the achievement of 15.6% Non-GAAP operating margin. The performance period under this plan continues through the close of fiscal year 2015. As such, the ongoing NEOs can still achieve up to 200% of their stated targets. With respect to both awards, the earned PSUs vest 50% on June 15, 2014 and 50% on June 15, 2015.

Non-Qualified Deferred Compensation for Fiscal 2014

The Company maintains a Non-Qualified Deferred Compensation Plan that allows director-level employees and above to defer up to 100% of their regular salaries, bonuses or other compensation. Mr. Fan participated in the non-Qualified Deferred Compensation Plan in fiscal 2014. No other NEOs participated in the non-Qualified Deferred Compensation Plan in fiscal 2014. The following table sets forth a summary of contributions to, and account balances under, our Non-Qualified Deferred Compensation Plan, as more fully described below, for the year ended March 31, 2014.

Name	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at last FYE ($)
Sean Fan	44,828	—	279	—	326,913

Under this plan, participants can defer up to 100% of their regular salaries, bonuses or other compensation such as commissions or special awards. Participants can select from among 23 different investment options from which their earnings are measured. A participant is credited with the return of the underlying investment option and there is currently no matching of contributions by the Company. A participant may invest in any one or more investment alternatives offered under the plan. Additionally, the Company has set aside assets in a separate trust designed to meet the obligations under the plan. The trust assets are invested in a manner that is intended to offset the investment performance of the funds selected by the participants. The deferral accounts are distributed following a participant’s termination of employment with the Company, unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). Generally, distributions are made in a lump sum payment; however, in the event of a distribution due to retirement, a participant may elect a single lump sum distribution or annual installment distributions paid over two to 15 years.

Option Exercises and Stock Vested for Fiscal 2014

The following table shows all stock options exercised and stock awards that vested and the value realized upon exercise or vesting for each of the NEOs during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Theodore L. Tewksbury III, Ph.D.	1,562,499	$4,971,328	25,000	191,750
Gregory L. Waters	—	—	—	—
Jeffrey S. McCreary	—	—	21,334	228,824
Richard D. Crowley, Jr.	479,749	$1,632,857	7,250	55,608
Brian C. White	133,724	$420,259	3,325	25,503
Sean Fan	77,797	$188,880	2,377	18,232
Arman Naghavi	—	—	11,250	98,188
Christian Kermarrec	45,833	$177,538	—	—

SEVERANCE AND CHANGE OF CONTROL BENEFITS

The Company has entered into Change of Control Agreements with each current NEO. The agreements are coterminous with the NEO’s employment with the Company. In the event of an involuntary termination of employment of any of the NEOs, which includes a termination by the Company without cause or a voluntary termination by the employee under certain circumstances, within two years after a change of control of the Company, generally the agreements provide for a lump sum severance payment consisting of (a) twelve (12) months of the monthly salary which the NEO was receiving immediately prior to the Change of Control (twenty-four months for the CEO), plus (b) the NEO’s “target bonus” (two times the target bonus for the CEO), payable on the thirtieth (30th) day following the NEO’s termination of employment, as well as a prorated bonus payment for the fiscal year in which the NEO’s termination of employment occurs based on, and paid generally in accordance with, the terms of the Company’s Annual Incentive Plan. The “target bonus” is the percentage of the NEO’s base salary that is prescribed by the Company under its Annual Incentive Plan (or successor plan) as the percentage of such base salary payable to the NEO as a bonus if the Company pays bonuses at one-hundred percent (100%) of its Annual Incentive Plan (or successor plan) target, but in no event will the “target bonus” be less than the target bonus in effect for the NEO in the fiscal year in which the Change of Control occurs.

The Change of Control Agreements also provide for continued health benefits for the same twelve-month period (18 months for the CEO), and outplacement services with the total value not to exceed $15,000. The agreements further provide that, in the event of an involuntary termination of employment of any of the NEOs within two years after a change of control of the Company, the vesting of all outstanding stock options and restricted stock and performance stock unit awards will become fully accelerated effective upon the date a release of claims executed by the terminated NEO is no longer revocable. Performance stock unit awards are accelerated as if one hundred percent (100%) of the performance target were achieved. The agreements further generally provide that benefits may be limited to a lesser amount so that no portion of the benefits is subject to the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Code, if such limitation results in the receipt by the NEO, on an after-tax basis, of a greater amount of benefits than without such limitation.

For the purpose of these agreements, a “change of control” means the occurrence of (i) any person or entity becoming the beneficial owner of fifty percent or more of the voting power of the Company’s outstanding securities, (ii) a merger or consolidation of the Company other a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least fifty percent of the total voting power of the Company or such surviving entity immediately after the transaction, (iii) the entering into of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or the approval by the Company’s shareholders of a plan of complete liquidation of the Company in connection with such an agreement or (iv) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the Change of Control Agreements).

A termination by the Company without cause is any termination by the Company other than for cause. Cause is defined as gross negligence or willful misconduct in the performance of the NEO’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial or material damage to the Company and its subsidiaries, repeated unexplained and unjustified absence from the Company, a material and willful violation of federal or state law, commission of any act of fraud with respect to the Company, or conviction of a felony or crime involving moral turpitude causing material harm to the standing and reputation of the Company. Voluntary termination of employment by an NEO under certain circumstances constitutes an involuntary termination if it follows a material reduction or change in job duties, responsibilities and requirements inconsistent with the NEO’s position with the Company and the NEO’s duties, responsibilities and requirements as in effect immediately prior to the change of control, any reduction of the NEO’s base compensation or target bonus or the NEO’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location.

The Company has entered into an Employment Offer Letter with Mr. Naghavi. As amended, the Employment Offer Letter provides that in the event Mr. Naghavi’s employment is terminated by the Company without cause, and contingent upon his execution of the Company’s standard release agreement, Mr. Naghavi will be entitled to receive a lump-sum severance payment from the Company in an amount equivalent to twelve (12) months of Mr. Naghavi’s then-current base salary. For purposes of the Employment Offer Letter, as amended, “cause” is as defined in the prior Change of Control Agreements described above.

Change of Control Benefits

The following table sets forth the estimated benefits related to accelerated vesting of stock options, restricted stock units, and performance stock units that would have accrued to each of our continuing NEOs who were employed with the Company on March 30, 2014 had a change of control of the Company occurred on March 30, 2014 and the NEOs immediately terminated. Amounts below reflect the value of fully accelerated vesting of options, restricted stock units, and performance stock units pursuant to the Change of Control Agreements entered into with each NEO in effect as of the end of fiscal 2014.

Name	Accelerated Vesting of Options ($)(1)	Accelerated Vesting of RSUs & PSUs ($)(2)	Total ($)
Gregory Waters	52,500	1,194,000	1,246,500
Brian C. White	220,271	361,782	582,053
Sean Fan	791,656	514,913	1,306,569
Arman Naghavi	1,187,181	844,086	2,031,267
Christian Kermarrec	866,456	656,700	1,523,156

(1)	The value of the accelerated vesting of stock options is calculated based on the aggregate positive difference, if any, between the exercise price of each option for which vesting would be accelerated and $11.94, the closing market price of the common stock of the Company on March 30, 2014, the last trading day prior to the end of fiscal 2014.
(2)	The value of the accelerated vesting of RSU awards is calculated by multiplying the number of shares of the Company’s common stock subject to outstanding RSUs for which vesting is accelerated times $11.94, the closing market price of the common stock of the Company on March 30, 2014, the last trading day prior to the end of fiscal 2014. The value of the accelerated vesting of PSU awards is calculated by multiplying the target number of shares of the Company’s common stock subject to outstanding PSUs for which vesting is accelerated times $11.94, the closing market price of the common stock of the Company on March 30, 2014, the last trading day prior to the end of fiscal 2014.

Severance Benefits—Termination Following a Change of Control

Under the individual Change of Control Agreements with the NEOs in effect as of the end of fiscal 2014 and referenced above, each continuing NEO who was employed by the Company on March 30, 2014 would be entitled to the following estimated payments and benefits if the employment of the NEO had been terminated by the Company without cause on March 30, 2014 assuming such date was within two years following a change of control of the Company. The reported amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to each NEO, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur.

Estimated Current Value of Termination Benefits

If Named Executive Officer was Terminated Without Cause on March 30, 2014

and Within Two Years Following a Change of Control(1)

Name	Severance Amount Cash ($)(1)	Early Vesting of Stock Options ($)(2)	Early Vesting of Restricted & Performance Stock Units ($)(3)	Heath Insurance Benefits ($)(4)	Outplacement Services ($)	Other ($)(5)	Total ($)
Gregory L. Waters	2,255,058	52,500	1,194,000	37,905	15,000	6,711	3,561,174
Brian C. White	692,106	220,271	361,782	21,868	15,000	22,877	1,333,904
Sean Fan	750,857	791,656	514,913	3,510	15,000	32,400	2,930,336
Arman Naghavi	827,241	1,187,181	844,086	24,118	15,000	33,280	2,956,788
Christian Kermarrec	844,403	866,456	656,700	47,618	15,000	4,754	2,434,931

(1)	Represents a payment equivalent to twenty-four (24) months of base salary and three times the target bonus for the CEO (total bonus equivalent is calculated as two times the CEO target bonus, plus the “prorated” bonus for the full fiscal 2014, assuming termination on March 30, 2014); for NEOs other than the CEO, represents a payment equivalent to twelve (12) months of base salary and two times the target bonus (total bonus equivalent is calculated as the NEO target bonus, plus the “prorated” bonus for the full fiscal 2014, assuming termination on March 30, 2014).
(2)	The value of unvested and accelerated stock options is the difference between the exercise price of the option and $11.94 per share, the last reported sales price of our common stock on March 30, 2014, the last trading day of fiscal 2014.
(3)	The value of unvested and accelerated restricted stock units and unvested and accelerated “Target” number of performance stock units is $11.94 per share, the last reported sales price of our common stock on March 30, 2014, the last trading day of fiscal 2014.
(4)	Represents the approximate value of one year (18 months for the CEO) of health insurance benefits and one year (24 months for the CEO) of continuation of life insurance benefits.
(5)	Represents the cash equivalent of any earned but unused vacation balances as of March 30, 2014.

Severance Benefits—Termination Other Than in the Event of a Change of Control

In the event of termination of employment other than in the event of a change of control of the Company, our NEOs may be eligible to receive severance as determined on a case by case basis, which is generally not more than one year of the NEO’s base salary and in some cases may be less. Final determination of any severance paid is made by the Committee. In the case of Mr. Naghavi’s termination, he is eligible to receive a lump sum payment of $309,026, which is equivalent to 12 months of his base salary, pursuant to his amended employment offer letter.

Dr. Tewksbury left IDT effective August 27, 2013. In connection with Dr. Tewksbury’s resignation, he received a lump sum payment in the amount of $600,018, which is equivalent to 12 months of Dr. Tewksbury’s base salary. Further, Dr. Tewksbury continued his eligibility of a full bonus under the Annual Incentive Plan for fiscal 2014. Payment of the bonus was contingent on the Company’s performance. Dr. Tewksbury received a bonus payment under the Annual Incentive Plan in the amount of $524,864. Dr. Tewksbury will have exercisability of all outstanding options to the extent vested on his termination date of August 27, 2013 through August 27, 2014 and COBRA premiums for continued healthcare coverage for up to 12 months, in the amount of $15,410. Dr. Tewksbury’s compensation is outlined further under the Summary Compensation Table below.

Mr. Crowley resigned his position as Chief Financial Officer on September 11, 2013; no severance or benefits were paid in connection with his resignation.

Mr. McCreary resigned his position as Interim CEO on January 6, 2014 and resumed his position as a member of the Board. In connection with his service as Interim CEO, Mr. McCreary continued his eligibility of a prorated bonus under the Annual Incentive Plan. Payment of the bonus was contingent on the Company’s performance. Mr. McCreary received a bonus payment under the Annual Incentive Plan in the amount of $191,777. Further, as outlined under “Executive Management Changes”, Mr. McCreary received a grant of 300,000 stock options, of which 1/48th vested monthly for the five months Mr. McCreary served as Interim CEO. As long as Mr. McCreary serves as a member of the Board, any stock options vested as of his date of termination as Interim CEO are exercisable for the remainder of the option life. No other severance or benefits were paid in connection with Mr. McCreary’s resignation as Interim CEO.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of March 30, 2014, for all of the Company’s equity compensation plans, including the 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan, 1997 Stock Option Plan and 2004 Equity Plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans Excluding Securities Reflected in Column (a) (#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	9,478,795	(2)	7.31		19,267,649	(3)(6)
Equity compensation plans not approved by security holders(4)(5)	68,959		13.26		0
Total	9,547,754	(6)	7.35	(6)	19,267,649

(1)	Includes the Company’s 2009 Employee Stock Purchase Plan, 1994 Stock Option Plan and 2004 Equity Plan.
(2)	Represents 5,533,359 shares that may be issued upon exercise of outstanding options, 2,923,510 shares that may be issued upon vesting of restricted stock units, and 1,021,926 “Maximum” shares that may be issued upon vesting of performance stock units.
(3)	Includes 5,019,278 shares remaining available for future issuance under the Company’s 2009 Employee Stock Purchase Plan and 14,248,371 shares remaining available under the 2004 Equity Plan. The 1994 Stock Option Plan expired July 26, 2010 and no shares remain available for issuance under this plan.
(4)	Consists of shares issuable under our 1997 Stock Option Plan, which has not been approved by our stockholders. See the description below of the 1997 Stock Option Plan. The 1997 Stock Option Plan was amended to expressly require stockholder approval to amend any outstanding option to reduce its exercise price or cancel and re-grant options with a lower exercise price. The 1997 Stock Option Plan expired in October 2007.
(5)	In connection with the Company’s acquisition of Tundra Semiconductor Corporation in June 2009, the Company assumed options held by former employees and consultants of Tundra under the Tundra 1995 Stock Option Plan, and the Tundra 2005 Stock Option Plan, as amended, exercisable for a total of 671,298 shares (after giving effect to the exchange ratio provided in the acquisition agreement). Of these assumed options, options to purchase 15,476 shares of Company common stock were outstanding as of March 30, 2014. These remaining outstanding options have a weighted average exercise price of $7.18 per share. No further awards will be made under these plans. Statistics regarding the assumed options are not included in the above table.
(6)	As of June 30, 2014, 9,875,030 shares were available for grant under the 2004 Equity Plan and 4,782,911 shares were available for grant under the 2009 Employee Stock Purchase Plan. Further, options outstanding as of this date were 5,270,259, the weighted average exercise price was $7.49, and the weighted average term to expiration was 4.21 years, RSUs outstanding as of this date were 3,592,746 with a weighted average remaining contractual term of 1.94 years, and the “Maximum” PSUs outstanding as of this date were 2,118,803 with a weighted average remaining contractual term of 1.90 years.

Description of the 1997 Stock Option Plan

In October 1997, the Board of Directors of the Company adopted the 1997 Stock Option Plan (the “1997 Plan”). The 1997 Plan is administered, subject to its terms, by the Compensation Committee, whose members are designated by the Board of Directors. The 1997 Plan provides for the grant of NQSOs to employees, consultants, independent contractors and advisors of the Company and its affiliates. Officers and members of the Board of Directors who are subject to Section 16 of the Exchange Act are not eligible to participate in the 1997 Plan.

The purchase price of the common stock issuable pursuant to options granted under the 1997 Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the common stock as reported by the NASDAQ on the trading day immediately preceding the date of grant. If any option is forfeited or terminates for any reason before being exercised, then the shares of common stock subject to such option shall again become available for future awards under the 1997 Plan. Options granted under the 1997 Plan generally have seven-year terms and vest 25% within the first year and the remaining shares vest monthly over three years such that the options are fully vested four years from the date of grant. Options granted under the 1997 Plan are also subject to accelerated vesting in the event of certain corporate transactions. The above summary is qualified in its entirety by reference to the full text of the 1997 Plan. The 1997 Plan expired in October 2007. The Company may no longer grant awards under the 1997 Plan.

CERTAIN TRANSACTIONS

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings which they are or may be made a party by reason of their position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Bylaws of the Company.

Pursuant to our restated certificate of incorporation and Bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of the Company. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Our restated certificate of incorporation and Bylaws also require that we advance expenses, including attorneys’ fees, incurred by any such director or officer in advance of the final disposition of any such proceeding to which such person is entitled to indemnification, to the extent permitted and subject to any requirements imposed by the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving any of our directors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

The Audit Committee, under its charter, has the responsibility of reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K. The Chief Financial Officer or Controller brings potential related party transactions to the attention of the Company’s Disclosure Committee. The Disclosure Committee discusses any related party transactions, which are then brought to the attention of the Audit Committee at quarterly Audit Committee meetings, or more frequently, as required. The Audit Committee then determines whether the related party transaction is approved or denied. Such discussion and disposition are evidenced in the minutes of the Disclosure Committee and the Audit Committee meetings. There were no related party transactions as defined under Item 404 of Regulation S-K during fiscal year ended March 30, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act, requires the Company’s directors and officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Global Select Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file these reports on a timely basis. Based solely on the Company’s review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that during fiscal 2014 all Section 16(a) filing requirements were timely met.

The following Audit Committee Report and Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

AUDIT COMMITTEE REPORT

During fiscal 2014, upon the resignation of Mr. Jeffrey McCreary in connection with his appointment as interim CEO in August 2013, the Audit Committee was comprised of five independent, non-employee directors, Messrs. Padval, Parnell, Schrock and Taffe, and Dr. Smith. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at http://ir.idt.com/governance.cfm.

The Audit Committee oversees the Company’s financial reporting processes on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm (or “auditor”) is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the audit of the Company’s internal control over financial reporting, and issuing a report thereon. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended March 30, 2014 contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2014. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2014, for filing with the Securities and Exchange Commission.

Audit Committee

Gordon Parnell

Umesh Padval

Donald Schrock

Ron Smith, Ph.D.

Norman Taffe

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ron Smith, Ph.D.

Umesh Padval

John Schofield

Norman Taffe

CERTAIN MATTERS RELATING TO HOUSEHOLDING OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Company stockholders will be householding the Company’s proxy materials. A single copy of the proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. The Company will promptly deliver copies of the proxy statement and annual report to any stockholder who contacts the Company’s Investor Relations Department at (408) 284-8200 or by mail addressed to Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138, requesting such copies. If you are holding a physical stock certificate, direct your written request to Computershare, P.O. Box 43078, Providence, Rhode Island 02940-3078, (877) 373-6374. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker or Computershare.

ANNUAL REPORT ON FORM 10-K; AVAILABLE INFORMATION

The Company filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 30, 2014 on May 28, 2014. Each stockholder receiving this Proxy Statement is also provided with a copy of the Annual Report on Form 10-K (without exhibits) in an Annual Report Wrap. Additional copies of the Company’s Annual Report on Form 10-K (without exhibits) with the Annual Report Wrap are available upon written request. Copies of exhibits to the Company’s Annual Report on Form 10-K are available upon written request and reimbursement of the reasonable costs to provide these documents. Please address requests for these documents to: Investor Relations, Integrated Device Technology, Inc., 6024 Silver Creek Valley Road, San Jose, California 95138. All documents filed electronically with the SEC (including exhibits) may also be accessed without charge through the Company’s investor relations website at: http://www.idt.com. Information on our web site is not a part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters that will be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ Matthew D. Brandalise

Matthew D. Brandalise Secretary

Dated: July 25, 2014

San Jose, California

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 16, 2014.

Vote by Internet • Go to www.envisionreports.com/IDTI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &     Canada on a touch tone telephone

  • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

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1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold
	01 - John Schofield	☐	☐	02 - Gregory Waters			☐	☐	03 - Umesh Padval	☐	☐

	04 - Gordon Parnell	☐	☐	05 - Donald Schrock			☐	☐	06 - Ron Smith, Ph.D.	☐	☐

	07 - Norman Taffe	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.

To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“Say-on-Pay”).

				☐	☐	☐	3. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 29, 2015.				☐	☐	☐

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	1 U P X	+

        01VQFA

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — INTEGRATED DEVICE TECHNOLOGY, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 16, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Gregory Waters and Matthew Brandalise, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the “Company”) to be held at the Company’s principal place of business located at 6024 Silver Creek Valley Road, San Jose, California 95138 on September 16, 2014, at 9:30 a.m., local time, or at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

The Board of Directors recommends a vote FOR the nominees for election named in Proposal 1, and FOR Proposals 2 and 3. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY’S NOMINEES FOR ELECTION, AND FOR PROPOSALS 2 AND 3.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE ONLINE AT WWW.ENVISIONREPORTS.COM/IDTI.